Execution Version

ASSET PURCHASE AGREEMENT
between
THE KRAFT HEINZ COMPANY,
as the Seller Parent
and
HORMEL FOODS CORPORATION,
as the Buyer
Dated as of February 10, 2021

    i

(Continued)
Page

(Continued)
Page

Exhibit A     –    Form of Transition Services Agreement

(Continued)
Page

Exhibit B    –    Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C     –    Form of Intellectual Property Assignment Agreements
Exhibit D     –    Form of California Deed
Exhibit E     –     Form of Virginia Deed
Exhibit F      –     Form of Arkansas Deed

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, dated as of February 10, 2021 (this “Agreement”), by and between The Kraft Heinz Company, a Delaware corporation (the “Seller Parent”), and Hormel Foods Corporation, a Delaware corporation (the “Buyer”).
RECITALS
WHEREAS, in addition to its other businesses, the Seller Parent is engaged, directly or indirectly, through certain of its Subsidiaries (as defined below) in the business of developing, manufacturing, marketing, packaging, selling and/or distributing the Products (as defined below) under the Brands (as defined below) or as private-label products (as such business is currently conducted by the Sellers anywhere in the world, the “Business”); and
WHEREAS, the parties desire that (a) the Sellers (as defined below) sell to the Buyer, and the Buyer purchases from the Sellers, the Transferred Assets (as defined below), and (b) in connection therewith, the Buyer assumes the Assumed Liabilities (as defined below) of the Sellers relating thereto, in each case, all upon the terms and subject to the conditions set forth herein.
AGREEMENT
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Certain Defined Terms. For purposes of this Agreement:
“Action” means any claim, action, suit, complaint, arbitration, audit, investigation, litigation or proceeding (whether civil, criminal or administrative) by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that Subsidiaries, portfolio companies, investors, stockholders, investments, limited partners and other affiliates of 3G Capital and/or Berkshire Hathaway (except for the Seller Parent, its Subsidiaries and its and their respective employees, officers, directors and managers) are not, and shall not be deemed to be, “Affiliates” of any Seller hereunder. In addition to other Affiliates that the Seller Parent may have, KFGB, KH Canada, KHFC and each other Seller (if any) are each an Affiliate of the Seller Parent.
“Ancillary Agreements” means the Transition Services Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Intellectual Property Assignment Agreements, the Deeds, the certificate contemplated by Section 6.2(c), the certificate contemplated by Section

6.3(d), and all other documents, instruments and certificates required to be executed and delivered in connection with the transactions contemplated by this Agreement.
“Applicable Inventory” means the raw materials, work-in-progress, finished goods, ingredients, packaging, and other similar inventories owned by any Seller and used exclusively in the Business, but excludes (i) goods in transit and inventory held internationally and (ii) the right to receive any raw materials or ingredients to be delivered following the Closing pursuant to any open and unpaid purchase order that constitutes a Transferred Contract.
“Arkansas Deed” means a special warranty deed conveying title in the Owned Real Property located in Arkansas, subject to Permitted Encumbrances, substantially in the form of Exhibit F.
“Bill of Sale and Assignment and Assumption Agreement” means a bill of sale and assignment and assumption agreement, substantially in the form attached hereto as Exhibit B.
“Brands” means “Planters” (subject to the rights granted to third parties in Canada, Australia and South Korea pursuant to license agreements entered into prior to the date of this Agreement), including the “NUT-rition” “Mr. Peanut” and “Baby Nut” sub-brands, “Corn Nuts” and “Cheez-Balls” and shall, where the context so requires, include all marks, logos, translations and transliterations whether registered, pending registration or common law, which are variants of the foregoing.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Illinois or the State of Minnesota.
“Business Employee” means each individual who, immediately prior to the Closing (or, with respect to Section 5.5(a) of the Disclosure Schedule and the Seller Parent’s obligation to provide certain employee information to the Buyer before the Closing pursuant to Section 5.5(a), as of each such applicable date identified in Section 5.5(a)), is then employed by the Seller Parent or any of its Subsidiaries and is (i) listed on Section 1.1(c) of the Disclosure Schedules or (ii) hired by the Seller Parent or any of its Subsidiaries, or transferred to the Business from another business of the Seller Parent or any of its Subsidiaries, in each case, between the date of this Agreement and the Closing Date in order to replace or supplement any individual included on Section 1.1(c) of the Disclosure Schedules whose employment with the Seller Parent or any of its Subsidiaries has terminated, in any such case, including any individual who is not actively at work as a result of an approved leave of absence (including long-term (not exceeding nine months) or short-term disability leave, military leave or family medical leave).
“Business Financial Information” means the Contribution EBITDA Statements for the fiscal years ended December 29, 2018, December 28, 2019 and December 26, 2020.
“Buyer Material Adverse Effect” means any event, change, incident, condition, circumstance, occurrence or effect that, individually or when taken together with all such events, changes, incidents, conditions, circumstances, occurrences or effects in the aggregate, would reasonably be expected to prevent, materially delay or materially impede the performance by the

Buyer of its obligations under this Agreement or the Ancillary Agreements to which it will be (or is specified to be) a party or the consummation of the transactions contemplated hereby or thereby.
“California Deed” means a grant deed conveying title in the Owned Real Property located in California, subject to Permitted Encumbrances, substantially in the form of Exhibit D.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Contract” means any contract, agreement, purchase order, warranty, guaranty, license, use agreement, lease (whether for real estate, a capital or financing lease, an operating lease or otherwise), mortgage, deed, note or other instrument, in each case, that creates a legally binding obligation under applicable Law, and in each case, whether oral or written.
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or outbreaks.
“Damages” means all damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, Taxes, losses and reasonable attorneys’ fees and expenses, but excluding any punitive or exemplary damages except to the extent any such punitive or exemplary damages are actually paid to a third party pursuant to a Third-Party Claim.
“Debt” means, with respect to any Person, as of any particular time, without duplication, (i) any Liability of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, and any prepayment premiums, penalties and any other fees and expenses required to satisfy such indebtedness, (ii) any Liability of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) any Liability of such Person under interest rate or currency swap transactions, (iv) any letters of credit issued by, or on behalf of, such Person in support of the obligations of such Person or any other Person and (v) any accrued interest, premiums, fees, expenses or penalties on, or guaranties of, any of the foregoing.
“Deeds” means the California Deed, the Virginia Deed and the Arkansas Deed.
“Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all formal written plans and all other benefits plans, Contracts, policies, programs and arrangements of the Sellers or to which any Seller contributes or has an obligation to contribute (other than routine administrative procedures) in connection with the Business in effect as of the date hereof, including all pension, profit sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay and medical and life insurance plans in which any of the Business Employees or their dependents participate.

“Encumbrance” means any charge, claim, mortgage, deed of trust, lien, encumbrance, easement, lease, adverse claim, levy, restriction on transfer, conditional sale, title retention, assessment, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities Laws).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78m and 78dd-1, et seq.
“Former Business Employees” means all individuals previously employed by the Sellers whose duties related primarily to the Business immediately prior to their termination of employment from the Sellers.
“Fraud” means actual and intentional fraud with respect to the making of any representation or warranty in Article III (in the case of the Seller Parent) or Article IV (in the case of the Buyer); provided, that such actual and intentional fraud shall be deemed to exist only if the Person making such representation or warranty had actual conscious knowledge (as opposed to imputed or constructive knowledge) that such representation or warranty was actually breached when made. For the avoidance of doubt, Fraud does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.
“Fresno Labor Agreement” means the Agreement between Bakery, Confectionary, Tobacco Workers & Grain Millers’ International Union, AFL-CIO Local NO. 85 and Kraft Heinz Company Effective March 10, 2019 Through March 5, 2022, including any amendment, successor or side letter to the same.
“Fresno Plan” means the Bakery and Confectionery Union and Industry International Pension Fund required to be contributed to under the Fresno Labor Agreement collective bargaining agreement with Local 85.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Government Official” means any (i) officer or employee of a Governmental Authority or instrumentality thereof (including any state-owned or state-controlled enterprise) or of a public international organization, (ii) candidate for political office or official of any political party, (iii) Person acting for or on behalf of any Governmental Authority or instrumentality thereof, or (iv) a member of a royal family.
“Governmental Authority” means any United States or non-United States, supranational, national, federal, state, department, county, municipal, regional, local government or other governmental, quasi-governmental, regulatory or administrative authority, agency, board, body, instrumentality, tribunal, or commission or any judicial or arbitral body.
“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks, domain names and other Internet addresses or identifiers, websites and website content, social media handles and identifiers, social media accounts (and all passwords, user names and other access credentials associated therewith), trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing; (ii) patents, utility models and equivalent rights, and any applications with respect to the foregoing; (iii) copyrights (whether registered or unregistered) and applications for registration; (iv) confidential and proprietary information, trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, data compilations, database rights, specifications, research and development information, technology including rights and licenses, product roadmaps, sales plans, sales strategies, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use; and (v) moral rights, publicity rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by any item listed in (i) through (iv) above, including all software, documentation and other tangible embodiments of any of the foregoing.
“Intellectual Property Assignment Agreement” means each intellectual property assignment agreement, substantially in the forms attached hereto as Exhibit C or referenced in Exhibit C.
“Inventory Lower Limit” means $163,000,000.
“Inventory Upper Limit” means $169,000,000.
“IRS” means the Internal Revenue Service of the United States.
“KFGB” means Kraft Foods Group Brands LLC, a Delaware limited liability company.
“KH Canada” means Kraft Heinz Canada ULC, an unlimited liability company formed under the laws of the Province of British Columbia.
“KHFC” means Kraft Heinz Foods Company, a Pennsylvania limited liability company.
“Knowledge” with respect to the Seller Parent means the actual knowledge, after reasonable inquiry, of the persons listed in Section 1.1(a) of the Disclosure Schedules as of the date of this Agreement.
“Labor Agreements” means the Fresno Labor Agreement and the Suffolk Labor Agreement.
“Law” means any international, foreign, federal, state or local statute, law, constitution, treaty, ordinance, regulation, rule, ruling, code, principle of common law, injunction, judgment, decree, Permit or Order of any Governmental Authority, and all interpretations of any of the foregoing by a Governmental Authority having jurisdiction or any arbitrator or by other judicial or quasi-judicial tribunal.

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
“Material Adverse Effect” means any event, change, incident, condition, circumstance, occurrence or effect that, individually or when taken together with all such events, changes, incidents, conditions, circumstances, occurrences or effects in the aggregate, would or would reasonably be expected to (i) prevent, materially delay or materially impede the performance by any Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby; or (ii) have a material adverse effect on the business, operations, properties, assets, financial condition or results of operations of the Business, taken as a whole, other than any event, change, incident, condition, circumstance, occurrence or effect resulting from (1) changes in general economic or business conditions or in the financial market, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) general changes or developments in the industry in which the Business operates, (3) changes in any applicable Laws or GAAP, or principles or interpretations thereof, (4) any failure by the Business to meet internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that the underlying causes of such failures shall be taken into account in determining whether a Material Adverse Effect has occurred (subject to the other provisions of this definition)), (5) political or social conditions, any outbreak, continuation or escalation of any military conflict, public demonstrations or acts of foreign or domestic terrorism (including cyber-terrorism), or any escalation or worsening of such conditions, (6) natural or manmade disasters, hurricanes, floods, tornados, tsunamis, earthquakes, other weather conditions or other acts of God, (7) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any worsening of such conditions, or any Public Health Measures (as defined below) or changes therein or interpretations thereof, (8) the reaction (including subsequent actions) of any Person not a party to any transaction contemplated herein resulting from the announcement, pendency or consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, or (9) any action taken by the Sellers or the Business in each case that is required by this Agreement; provided, in the case of clauses (1), (2), (3), (5), (6) and (7), such event, change, incident, condition, circumstance, occurrence or effect shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that the impact of such event, change, incident, condition, circumstance, occurrence or effect has had (or would reasonably be expected to have) a disproportionately adverse effect on the Business, taken as a whole, relative to other companies operating in the industry in which the Business operates.
“Order” means any order, writ, injunction, award, decree, ruling, judgment or determination of or from, any Governmental Authority or similar binding decision of any arbitration (or similar Action).
“PBGC” means the US Pension Benefit Guaranty Corporation.
“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Business, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (iv) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any Real Property Lease, (v) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the Transferred Assets in the Business, taken as a whole, and (vi) any Encumbrances set forth on Section 1.1(b) of the Disclosure Schedules.
“Person” means an individual, corporation (including non-profit corporation), partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, joint venture, organization or other entity, including any Governmental Authority, and including any successor or predecessor, by merger or otherwise, of any of the foregoing.
“Products” means (i) Snack Nut Products, Cheez Curls products, Cheez Balls products, and peanut oil, in each case that are or were developed, manufactured, packaged, marketed, distributed or sold by or on behalf of any Seller under the Brands, at any point in the last three years or that are currently in the development stage and would reasonably be expected to be developed, manufactured, packaged, marketed, distributed or sold by or on behalf of any Seller under the Brands (provided, that any such products that have been discontinued shall only be considered Products hereunder and the Sellers shall only be required to transfer any related assets to the extent that the Sellers can obtain possession thereof through use of commercially reasonable efforts), and (ii) Snack Nut Products that are or were developed, manufactured, packaged, marketed, distributed or sold by or on behalf of any Seller as private-label products at any point in the last three years or that are currently in the development stage and would reasonably be expected to be developed, manufactured, packaged, marketed, distributed or sold by or on behalf of any Seller as private-label Snack Nut Products if commercialized (provided, that any such products that have been discontinued shall only be considered Products hereunder and the Sellers shall only be required to transfer any related assets to the extent that the Sellers can obtain possession thereof through use of commercially reasonable efforts); provided, that, for all purposes of this Agreement, “Products” shall exclude the P3 Excluded Products.
“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Laws, Orders, guidelines or recommendations pertaining to COVID-19, in each case, issued by any Governmental Authority (including the Centers for Disease Control and Prevention) in connection with COVID-19 and that are applicable to the Business.
“R&W Policy” means that certain representation and warranty insurance policy to be issued by QBE Specialty Insurance Company on substantially the same terms set forth in that certain insurance binder offered by QBE Specialty Insurance Company on the date hereof.
“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, attorneys, advisors, bankers and other representatives of such Person.

“Restricted Business” means manufacturing, marketing, selling or distributing, anywhere in the world in any channel, Snack Nut Products, cheese-flavored snacks similar to Cheez Curls and Cheez Balls products sold in the snack category, peanut oil, or any packaged food product containing a combination of nuts, seeds, and other food (e.g., cheese, crackers, dried fruit or meat) that contains 50% or greater nuts and/or seeds, measured by weight, intended to be sold in the snack category.  Notwithstanding the foregoing, the Restricted Business does not include (i) any P3 Portable Protein Packs sold and distributed by the Seller Parent and its Affiliates within the last three years as described on Section 1.1(d) of the Disclosure Schedules (the “P3 Excluded Products”), or any future extensions of the Seller Parent’s P3 platform that contain less than 50% nuts and/or seeds by weight, (ii) any plant-based product that includes nuts or seeds as an ingredient so long as such product does not otherwise constitute a Snack Nut Product or cheese-flavored snack similar to Cheez Curls and Cheez Balls products sold in the snack category, (iii) any spreadable product that includes nuts or seeds, including peanut butter, other nut butters and similar products and (iv) the sale of seeds (e.g. tomato seeds or cucumber seeds) that are not intended for consumption in seed form.
“Retained Business” means all business and operations of the Seller Parent and its Subsidiaries (other than the Business), including the holding of investments and making of new investments by the Evolv Venture Capital Fund.
“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.
“Seller Severance Benefits” means benefits actually paid to, and not offset or repaid by, a Business Employee in accordance with either the Kraft Heinz Foods Company Severance Pay Plan For Hourly Employees (Amended or Restated Effective as of January 1, 2017) or the Kraft Heinz Foods Company Severance Pay Plan For Salaried Employees (Effective as of January 1, 2017).
“Seller Transaction Expenses” means (i) one-half of the aggregate premium payable under the R&W Policy; provided, that such amount shall not exceed $2,200,000, (ii) any and all costs, expenses and fees incurred by any Seller in connection with the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise arising out of, relating to or otherwise in respect of the transactions contemplated by this Agreement and the Ancillary Agreements (regardless of when due or invoiced), including any broker’s, investment banker’s, finder’s or similar intermediary’s fees, commissions or expenses, attorneys’ or other professionals’ fees or costs, severance, bonus, change in control or other similar payment or benefit obligation arising as a result of the announcement or consummation of any such transaction (excluding, for the avoidance of doubt, any amounts payable in connection with arrangements entered into by or on behalf of the Buyer), and the employer’s portion of Taxes in connection with any of the foregoing; provided, however, that the Seller Transaction Expenses shall not include any Taxes to be paid by the Buyer pursuant to Section 5.15.
“Sellers” means the Seller Parent and all of the Subsidiaries of the Seller Parent that, as of immediately prior to the Closing, hold any Transferred Assets.

“Shared Contracts” means Contracts pursuant to which a non-affiliated third party provides to, or receives from, any Seller or any Affiliate of any Seller any good, services or benefits in any material respect in respect of both the Business and any other business of any Seller or any Affiliate of any Seller.
“Snack Nut Products” means (i) nuts, including, almonds, cashews, macadamias, peanuts, pecans, pistachios, walnuts, brazil nuts or any combination of the foregoing, whether alone or together with chocolate drizzle, chocolate coating, cocoa or any other seasonal or limited edition variety thereof; (ii) trail mix; (iii) corn kernels; and (iv) sunflower seeds and kernels.
“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person. In addition to other Subsidiaries that the Seller Parent may have, KFGB, KH Canada and KHFC are each Subsidiaries of the Seller Parent.
“Suffolk Labor Agreement” means the Agreement Between Kraft Foods Group Suffolk, Virginia Operations and UAW 2426 Suffolk, Virginia 2017-2021, including any amendment, successor or side letter to the same.
“Taxes” means all federal, state, territorial, local and foreign taxes, including income, capital, capital gains, gross receipts, windfall profits, value added, severance, property, production, sales, goods and services, harmonized sales, use, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect hereto and any interest in respect of such additions or penalties.
“Transition Services Agreement” means the transition services agreement to be entered into as of the Closing Date by and between the Seller Parent and the Buyer in substantially the form attached hereto as Exhibit A.
“Virginia Deed” means a special warranty deed conveying title in the Owned Real Property located in Virginia, subject to Permitted Encumbrances, substantially in the form of Exhibit E.
“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988 and any similar state, foreign or local Law.
“Working Capital Amount” means $80,000,000.
Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Active Employee	5.5(a)
Actual Inventory Amount	2.8(a)
Agreed Allocation	2.9
Agreement	Preamble
Anti-Corruption Laws	3.7(c)

Definition	Location

Assumed Liabilities	2.3
Audited Financial Statements	5.17(a)
Business	Recitals
Business Intellectual Property	2.1(c)
Business Permits	2.1(f)
Business Registered IP	3.12(a)
Buyer	Preamble
Buyer Group	8.2
Buyer Licensed Marks	5.9(c)
Closing	2.7(a)
Closing Date	2.7(a)
Confidential Information	5.6
Confidentiality Agreement	5.6
Deductible	8.4(c)
Disclosure Schedules	Article III
Environmental Claim	3.14(d)(i)
Environmental Laws	3.14(d)(ii)
Environmental Permits	3.14(d)(iii)
Excluded Assets	2.2
Excluded Liabilities	2.4
FDA	3.19
FDCA	3.16
Gibson Dunn	2.2(q)
Hazardous Substances	3.14(d)(iv)
HSR Act	3.3(b)
Inactive Employee	5.5(a)
Indemnification Cap	8.4(a)
Indemnified Party	8.5(a)
Indemnifying Party	8.5(a)
Inventory	2.1(e)
KHC Licensed Marks	5.9(b)
KHC Marks	5.9(a)
Leased Real Property	3.11(b)
License Term	5.9(b)
Material Contracts	3.15(a)
Materials	5.9(a)
Owned Real Property	3.11(a)
P3 Excluded Products	1.1
Per-Claim Test	8.4(b)
Permits	3.7(e)
Pre-Closing Covenant	8.1(a)
Purchase Price	2.6
Real Property	2.1(b)
Real Property Lease	3.11(b)
Seller Group	8.3

Definition	Location

Seller Guarantees	5.8
Seller Parent	Preamble
Subject Action	5.24(a)
Termination Date	7.1(c)
Third-Party Claim	8.5(a)
Transfer Taxes	5.15(a)
Transferred Assets	2.1
Transferred Contracts	2.1(a)
Transferred Employees	5.5(a)
Transitional Period	5.9(a)
UPC Codes and Prefixes	2.1(j)

ARTICLE II
PURCHASE AND SALE
Section 2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to the Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances), all of such Seller’s right, title and interest in and to the Transferred Assets, and the Buyer shall purchase, acquire, accept and pay for the Transferred Assets and assume the Assumed Liabilities. “Transferred Assets” means all of the assets, properties, rights, claims, privileges and interests of the Seller Parent and its Subsidiaries of every kind and character and wherever located, in each case, exclusively relating to or exclusively used in the Business (except for the Excluded Assets), including:
(a)    all Material Contracts listed in Section 3.15(a) of the Disclosure Schedules and all other Contracts to which any Seller is a party or by which any of them is bound, in each case, that relate exclusively to the Business, but, notwithstanding the foregoing, excluding (i) the Labor Agreements and any other labor or collective bargaining agreement, Contract or understanding with any labor union or bargaining representative of Business Employees, (ii) any Contract that was (x) not made available to the Buyer and (y) not disclosed in Section 3.15(a)(iii) or Section 3.15(a)(iv) of the Disclosure Schedules if such non-disclosure constitutes a breach of Section 3.15(a)(iii) or Section 3.15(a)(iv), unless (1) the Buyer gives written notice to the Seller Parent that it deems such undisclosed Contract to constitute a Transferred Contract or (2) the Buyer continues to operate under, and assume the benefits and obligations of, such Contract following the Closing and does not give the Seller Parent written notice within 90 days of the Closing that such Contract shall constitute an Excluded Asset, and (iii) the Shared Contracts (the “Transferred Contracts”);
(b)all Owned Real Property listed in Section 3.11(a) of the Disclosure Schedules and all Leased Real Property listed in Section 3.11(b) of the Disclosure Schedules, together in each case with a fee or leasehold interest (as applicable) in all structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing (the “Real Property”);

(c)    all Intellectual Property listed in Section 3.12(a) of the Disclosure Schedules, the Brands, and all other Intellectual Property owned or purported to be owned by any Seller that is exclusively used or exclusively held for use in the operation or conduct of the Business and the goodwill associated therewith (collectively, the “Business Intellectual Property”);
(d)    all machinery, equipment, furniture, furnishings, parts, spare parts, goods, hardware, computers, vehicles (including the Planters Nutmobiles) and other tangible personal property owned by any Seller and used exclusively in the Business, including all tangible personal property located at the Owned Real Property;
(e)    all raw materials, work-in-progress, finished goods, ingredients, packaging materials, labels and other inventories owned by any Seller and used exclusively in the Business (and the right to receive any raw materials, work-in-progress, finished goods, ingredients, packaging materials, labels and other inventories to be delivered following the Closing pursuant to any open purchase order that constitutes a Transferred Contract), including (i) the Applicable Inventory, (ii) any goods in transit, and (iii) inventories held internationally (collectively, the “Inventory”);
(f)    all Permits used exclusively in the Business (the “Business Permits”), but only to the extent such Permits may be transferred under applicable Law;
(g)    all books of account, general, financial, accounting and personnel records, files, data, documents, computer files, electronic files, correspondence, invoices, customers’ and suppliers’ lists, distribution lists and other lists, billing records, drawings, artwork, working art files (including linked images and fonts) and electronic artwork files in unlocked format, and creative materials (including such materials created under Contracts for design or marketing agency creative work), digital assets, renderings, advertising, print miniatures for corrugated (including directly with the printers and via the applicable Seller’s housed files), merchandising, promotional materials, sales materials, studies, reports, and other printed materials and records in any other medium manuals and customer and supplier correspondence owned by any Seller, in each case, relating exclusively to the Business; provided, that the Sellers shall be entitled to retain a copy of such documents for recordkeeping purposes;
(h)    all U.S. Citizenship and Immigration Service Form I-9s for all Business Employees (to the extent that any Seller has been required to obtain and retain such Form I-9s in accordance with applicable Law);
(i)    all rights to causes of action, choses in action, claims and demands of any nature in favor of any Seller to the extent relating exclusively to the Business or the Transferred Assets, including all rights under all guarantees, warranties, indemnities and similar rights in favor of any Seller, but excluding any Excluded Assets;
(j)    all universal product codes and all GTIN prefixes (including prefix 029000) used exclusively in the Business or related exclusively to the Products to the extent transferable (the “UPC Codes and Prefixes”); and
(k)    the goodwill relating solely to the Business.

Section 2.2    Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, no Seller is selling, and the Buyer is not purchasing, any assets other than those exclusively relating to or exclusively used in the Business, and without limiting the generality of the foregoing, the term “Transferred Assets” shall expressly exclude the following assets of each Seller, all of which shall be retained by the applicable Seller (collectively, the “Excluded Assets”):
(a)    each Seller’s cash and cash equivalents;
(b)    all of the accounts receivable, notes receivable and other receivables due to any Seller, whether or not related to the Business;
(c)    all assets of any Seller used or held for use in the Retained Business, including any inventory (other than the Inventory);
(d)    each Seller’s corporate books and records of internal corporate proceedings and tax records, work papers and books and records, whether or not related to the Business;
(e)    each Seller’s bank accounts;
(f)    all accounting records (including records relating to Taxes) and internal reports relating to the business activities of any Seller that are not Transferred Assets;
(g)    any interest in or right to any refund of Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date;
(h)    any insurance policies and rights, claims or causes of action thereunder;
(i)    except as specifically provided in Section 5.5, any assets relating to any Employee Plan;
(j)    all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability;
(k)    all real property, leaseholds and other interests in real property not listed in Section 3.11(a) or Section 3.11(b) of the Disclosure Schedules;
(l)    all Intellectual Property other than the Business Intellectual Property;
(m)    the assets of the Sellers listed in Section 2.2 of the Disclosure Schedules;
(n)    all rights of the Sellers under this Agreement and the Ancillary Agreements;
(o)    all equity interests in any other Person;
(p)    all Contracts other than the Transferred Contracts, including (i) the Labor Agreements and any other labor or collective bargaining agreement, Contract or understanding with any labor union or bargaining representative of Business Employees, (ii) any Contract that was (x) not made available to the Buyer and (y) not disclosed in Section 3.15(a)(iii) or Section

3.15(a)(iv) of the Disclosure Schedules if such non-disclosure constitutes a breach of Section 3.15(a)(iii) or Section 3.15(a)(iv), unless (1) the Buyer gives written notice to the Seller Parent that it deems such undisclosed Contract to constitute a Transferred Contract or (2) the Buyer continues to operate under, and assume the benefits and obligations of, such Contract following the Closing and does not give the Seller Parent written notice within 90 days of the Closing that such Contract shall constitute an Excluded Asset, and (iii) the Shared Contracts; and
(q)    all confidential communications between the Sellers and their Affiliates, on the one hand, and Gibson, Dunn & Crutcher (“Gibson Dunn”), on the other hand, relating to the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, including any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, and including any information or files in any format of Gibson Dunn in connection therewith.
Section 2.3    Assumed Liabilities. In connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, at the Closing, the Buyer shall assume and pay, discharge, perform or otherwise satisfy when due, the following Liabilities of each Seller, in each case, to the extent arising out of, relating to or otherwise in respect of the Business or the Transferred Assets (the “Assumed Liabilities”):
(a)    except for the Liabilities expressly allocated to any Seller or its Affiliates in Section 2.4 or Section 5.5 or as otherwise expressly allocated to any Seller or its Affiliates hereunder, all Liabilities to the extent arising out of or in connection with any act, omission or circumstance with respect to the Business or the ownership or use of the Transferred Assets occurring or arising at any time prior to, on or after the Closing, and all Liabilities which relate to the Buyer’s conduct of the Business and ownership and use of the Transferred Assets from and after the Closing, including all Liabilities under any Transferred Contract (including all accounts payable pursuant to any open purchase order for any raw materials, work-in-progress, finished goods, ingredients, packaging materials, labels or other inventories to be delivered following the Closing that constitutes a Transferred Contract);
(b)    all Liabilities relating to the Business Employees, except as otherwise provided in Section 2.4 or Section 5.5;
(c)    all Liabilities relating to any advertising and labeling claims (including claims under California’s Proposition 65) to the extent arising out of, relating to or otherwise in respect of the Products marketed, sold or distributed by the Business at any time prior to, on or after the Closing;
(d)    except for the Liabilities set forth in Section 2.4(j), Section 2.4(k) or Section 2.4(m), all Liabilities relating the environmental condition of the Owned Real Property;
(e)    any Taxes to be paid by the Buyer pursuant to Section 5.15, including one-half of all Transfer Taxes;
(f)    any infringement of the Intellectual Property rights of third parties by the Business Intellectual Property to the extent arising out of, relating to or otherwise in respect of ownership or operation of the Transferred Assets or the Business at any time prior to, on or after the Closing;
(g)    all Liabilities relating to any data privacy claims to the extent arising out of, relating to or otherwise in respect of ownership or operation of the Transferred Assets or the Business at any time prior to, on or after the Closing;
(h)    except for the Liabilities set forth in Section 2.4(j), Section 2.4(k), or Section 2.4(m), all Liabilities arising out of, relating to or otherwise in respect of any Environmental Law to the extent arising out of, relating to or otherwise in respect of ownership or operation of the Transferred Assets or the Business at any time prior to, on or after the Closing; and
(i)    the Liabilities listed in Section 2.3 of the Disclosure Schedules.
Section 2.4    Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, the Buyer is not assuming and each Seller shall pay, perform or otherwise satisfy when due all Liabilities of such Seller, other than the Assumed Liabilities (the “Excluded Liabilities”), including the following:
(a)    all Taxes to the extent arising out of, relating to or otherwise in respect of the Transferred Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date (except as otherwise provided in this Agreement);
(b)    one-half of all Transfer Taxes;
(c)    all Liabilities to the extent arising out of, relating to or otherwise in respect of any current or former employee of any Seller who is not a Business Employee, including all Liabilities arising out of, relating to or otherwise in respect of any Former Business Employees;
(d)    all Liabilities retained by any Seller pursuant to Section 5.5, including all Liabilities arising in respect of or relating to any Employee Plan except to the extent such Liabilities are assumed by the Buyer pursuant to Section 5.5;
(e)    all Debt of each Seller, except for the Buyer’s indemnification obligations with respect to the Seller Guarantees set forth in Section 5.8;
(f)    all Seller Transaction Expenses, including the fees and costs of legal and financial advisors to any Seller in connection with the transactions contemplated hereby and the cost of any retention bonuses implemented by any Seller;
(g)    all accounts payable of any Seller (other than any accounts payable pursuant to any open purchase order for any raw materials, work-in-progress, finished goods, ingredients, packaging materials, labels or other inventories to be delivered following the Closing that constitutes a Transferred Contract);

(h)    all Liabilities to the extent arising out of, relating to or otherwise in respect of any Contract that is not a Transferred Contract;
(i)    all refunds, allowances, customer deductions, and setoffs to the extent attributable to Products sold by the Business prior to the Closing;
(j)    all Liabilities to the extent arising out of, relating to or otherwise in respect of any real property owned or leased by any Seller that is not a Transferred Asset;
(k)    all Liabilities to the extent arising out of, relating to or otherwise in respect of any ceased or discontinued operations of any Seller, including any such operations formerly arising out of, relating to or otherwise in respect of the Business (including any such ceased or discontinued operations in the People’s Republic of China);
(l)    except for the Liabilities set forth in Section 2.3(c), all Liabilities with respect to product liability claims to the extent related to Products manufactured, marketed, packaged, sold or distributed prior to the Closing;
(m)    all Liabilities to the extent arising out of, relating to or otherwise in respect of any criminal violations of any Law relating to the Business that occurred prior to the Closing;
(n)    all Liabilities to the extent arising out of, relating to or otherwise in respect of any violations of antitrust, competition, anti-monopoly, anti-cartel, and unfair-competition Laws; export-control, trade and economic sanctions Laws (including the U.S. Commerce Department’s Export Administration Regulations and sanctions Laws maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, as well as all applicable export-control and sanctions Laws maintained by other jurisdictions); Anti-Corruption Laws; anti-boycott, anti-terrorism or arms-control Laws; or similar Laws by any Seller that occurred prior to the Closing; and
(o)    all Liabilities to the extent arising out of, relating to or otherwise in respect of the Retained Business or any Excluded Asset.
Section 2.5    Consents to Certain Assignments.
(a)    Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign any Transferred Contract or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under such Transferred Contract or applicable Law, or in any way adversely affect the rights of any Seller or, upon transfer, the Buyer under such Transferred Contract. Promptly following the date hereof, the Sellers shall use their commercially reasonable efforts to obtain any consents or waivers required to assign to the Buyer any Transferred Contract that requires the consent of a third party, without any conditions to such transfer or changes or modifications of terms thereunder. If any such consent is not obtained prior to the Closing, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, the Sellers and the Buyer shall, for a period not to exceed one year following the Closing, use their commercially reasonable efforts to secure such consent as promptly as practicable after the Closing.

Additionally, the Sellers shall, for a period of one year following the Closing, use commercially reasonable efforts to (i) provide to the Buyer, at the request of the Buyer, the benefits of such Contract, and hold the same in trust for the Buyer, (ii) cooperate in any reasonable and lawful arrangement approved by the Buyer that is designed to provide the benefits under such Contract to the Buyer, and (iii) enforce and perform, at the request and for the account of the Buyer, any rights or obligations of any Seller arising under such Contract against or in respect of any Person, including the right to elect to terminate such Contract in accordance with the its terms thereof upon the written direction of the Buyer, in each case, at the sole cost and expense of the Buyer. The Buyer shall assume any related post-Closing economic burden with respect to any Transferred Contract subject to foregoing sentence.
(b)    Promptly following the date hereof, the Sellers shall use their commercially reasonable efforts to cause each Shared Contract that is a packaging or ingredient supplier (excluding any raw nut supplier) Contract set forth on Section 2.5(b) of the Disclosure Schedules for which (i) more than 75% of the payments made by the Sellers and their Affiliates under such Shared Contract during the 12-month period ended December 31, 2019 are allocable to the Business and (ii) the payments made by the Business exceeded $1,000,000 during the 12-month period ended December 31, 2019 to be assigned in part to the Buyer as of Closing or to appropriately amend such Shared Contract so that, in each case, the Buyer will, at and following the Closing, be entitled and subject to the same benefits and obligations as the applicable Seller is entitled and subject to prior to the Closing with respect to the portion of such Shared Contracts applicable to the Business. If any such consent or amendment is not obtained prior to the Closing, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, the Sellers and the Buyer shall, for a period not to exceed one year following the Closing, use their commercially reasonable efforts to secure such consent or amendment as promptly as practicable after the Closing. Additionally, the Sellers shall, for a period of one year following the Closing, use commercially reasonable efforts to (i) provide to the Buyer, at the request of the Buyer, the benefits of such Shared Contract related to the Business, and hold the same in trust for the Buyer, (ii) cooperate in any reasonable and lawful arrangement approved by the Buyer that is designed to provide the benefits related to the Business under such Shared Contract to the Buyer, and (iii) enforce and perform, at the request and for the account of the Buyer, any rights or obligations of any Seller arising under such Shared Contract with respect to the Business against or in respect of any Person, in each case, at the sole cost and expense of the Buyer. The Buyer shall assume any related post-Closing economic burden under any Shared Contract subject to foregoing sentence, but only to the extent related to the Buyer’s operation of the Business after Closing.
Section 2.6    Closing Consideration. In consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets and the Assumed Liabilities to the Buyer, at the Closing, the Buyer shall (i) pay to the Sellers, by wire transfer to a bank account designated in writing by the Seller Parent to the Buyer at least two Business Days prior to the Closing Date, an amount equal to $3,350,000,000 in immediately available funds in United States dollars and (ii) assume the Assumed Liabilities (the “Purchase Price”).
Section 2.7    Closing; Closing Deliverables.
(a)    The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”)

to be held remotely via electronic exchange of required Closing documentation on the later of (i) June 7, 2021, if on such date, all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their nature, only be satisfied at the Closing or on the Closing Date) have been satisfied, or, to the extent permitted by applicable Law, waived, or (ii) the first Monday following the third Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their nature, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller Parent and the Buyer mutually may agree in writing. The day on which the Closing actually takes place is referred to as the “Closing Date” and the effective time of the Closing shall be 12:01 a.m. Eastern time on the Closing Date.
(b)    At or prior to the Closing, the Buyer shall deliver or cause to be delivered to the Sellers the following:
(i)    the Purchase Price as specified in accordance with Section 2.6;
(ii)    the Transition Services Agreement, duly executed by the Buyer;
(iii)    the Bill of Sale and Assignment and Assumption Agreement, duly executed by the Buyer; and
(iv)    the Intellectual Property Assignment Agreements, duly executed by the Buyer or its applicable Affiliate.
(c)    At or prior to the Closing, the Sellers shall deliver or cause to be delivered to the Buyer the following:
(i)    the Transition Services Agreement, duly executed by the Seller Parent;
(ii)    the Bill of Sale and Assignment and Assumption Agreement, duly executed by the Sellers;
(iii)    the Intellectual Property Assignment Agreements, duly executed by each applicable Seller;
(iv)    a certificate of non-foreign status from each Seller in compliance with Treasury Regulations Section 1.1445-2(b)(2) (provided, that if any Seller fails to comply with the foregoing, Buyer’s sole recourse shall be to withhold Tax on amounts payable to such Seller in accordance with applicable Law);
(v)    releases, termination statements or satisfactions, as appropriate, as to all Encumbrances set forth on Section 2.7(c)(v) of the Disclosure Schedules; and
(vi)    each of the Deeds, duly executed by KHFC and any other Seller with an interest in the Owned Real Property.

Section 2.8    Adjustment.
(a)    The Buyer and the Seller Parent shall (and the Seller Parent shall cause each Seller to) jointly determine in good faith and agree on the value of the Applicable Inventory as of the Closing Date using the principles, procedures and methodologies set forth in Section 2.8 of the Disclosure Schedules (the agreed upon value being the “Actual Inventory Amount”). If the Actual Inventory Amount as finally determined in accordance with this Section 2.8 is less than the Inventory Lower Limit, then the Seller Parent shall pay (by wire transfer of immediately available funds to a bank account designated in writing by the Buyer) to the Buyer an amount of cash equal to the difference between the Inventory Lower Limit and the Actual Inventory Amount within 10 Business Days after the final determination of the Actual Inventory Amount. If the Actual Inventory Amount as finally determined in accordance with this Section 2.8 is greater than the Inventory Upper Limit, then the Buyer shall pay (by wire transfer of immediately available funds to a bank account designated in writing by the Seller Parent) to the Seller Parent an amount of cash equal to the difference between the Actual Inventory Amount and the Inventory Upper Limit within 10 Business Days after the final determination of the Actual Inventory Amount. The parties agree that any amount paid pursuant to this Section 2.8 shall be treated as an adjustment to the Purchase Price for all relevant Tax purposes.
(b)    At the Closing, the Buyer shall pay to the Sellers, by wire transfer to a bank account designated in writing by the Seller Parent to the Buyer at least two Business Days prior to the Closing Date, an amount equal to the Working Capital Amount in immediately available funds in United States dollars.
Section 2.9    Purchase Price Allocation. The Buyer and each Seller agree to allocate the Purchase Price to each Seller as set forth in Section 2.9 of the Disclosure Schedules. The Buyer and each Seller agree that the Purchase Price and any other amounts treated as consideration for U.S. federal income tax purposes (including any liabilities) shall be further allocated among the Transferred Assets in accordance with Section 1060 of the Code and consistent with Section 2.9 of the Disclosure Schedule. Such allocation shall be set forth on a schedule prepared by the Buyer and delivered to the Seller Parent within 120 days after the determination of the Actual Inventory Amount pursuant to Section 2.8. The Seller Parent shall have 20 days following receipt of the allocation schedule to give written notice to the Buyer that the Seller Parent dispute the allocation set forth on such schedule (which notice shall contain reasonable supporting details). If the Seller Parent does not respond to the Buyer within 20 days following receipt of the allocation schedule, the Sellers shall be deemed to have consented to the allocation set forth on such schedule. If the Seller Parent timely provides written notice to the Buyer of the Seller Parent’s disagreement with such schedule, the Seller Parent and the Buyer shall negotiate in good faith and shall use their reasonable efforts to agree upon the allocation. If the parties are unable to resolve the dispute within 20 days, then each Seller and the Buyer shall utilize their own separate version of the allocation for all purposes. The allocation if agreed upon by the parties shall be the final allocation for purposes of Section 1060 of the Code (the “Agreed Allocation”). If the Buyer and the Seller Parent agree to the Agreed Allocation, the Buyer and each Seller agrees to reflect the Agreed Allocation for all tax and reporting purposes, including but not limited to Form 8594 (Asset Acquisition Statement) to be filed by each party with the IRS for the tax year in which the Closing occurs. If agreed, neither the Buyer nor any Seller will take any position inconsistent with such allocation, unless otherwise required by Law or to the extent that the amount treated as consideration for Tax purposes has changed by reason of payments of amounts between the parties subsequent to the Closing Date that were not previously reflected in the Agreed Allocation. If agreed, each party will provide the other party with a copy of any information to be furnished to the Secretary of the Treasury as required by Section 1060.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARENT
Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller Parent hereby represents and warrants to the Buyer as follows:
Section 3.1    Organization. Each Seller is duly organized, validly existing and in good standing (to the extent such concept is recognized in its jurisdiction of organization) under the laws of its jurisdiction of organization and has all necessary company power and authority to own, lease and operate the properties and to carry on the Business as it is now being conducted, except for any such failures that would not reasonably be expected to have a Material Adverse Effect.
Section 3.2    Authority. Each Seller has full corporate or company (as applicable) power and authority to execute and deliver this Agreement (if applicable) and each of the Ancillary Agreements to which it will be (or is specified to be) a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller Parent of this Agreement and each of the Ancillary Agreements to which a Seller will be (or is specified to be) a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary company action (and all such authorizations and approvals remain in full force and effect). This Agreement has been, and upon their execution each of the Ancillary Agreements to which any Seller will be (or is specified to be) a party will have been, duly executed and delivered by each Seller a party hereto and thereto and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which any Seller will be (or is specified to be) a party will constitute, the legal, valid and binding obligations of each Seller party hereto and thereto, enforceable against each such Seller in accordance with its and their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law). The Seller Parent has the power and authority to cause each other Seller to perform its obligations hereunder.
Section 3.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Seller Parent of this Agreement and the execution, delivery and performance by each Seller of the Ancillary Agreements to which such Seller will be (or is specified to be) a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents of any Seller; (ii) conflict with or violate any Order or Action relating to the Business or the Transferred Assets or that is applicable to any Seller; (iii)

result in an imposition or creation of any Encumbrance on any Transferred Asset (except any Encumbrance that arises as a result of any facts or circumstances relating to the Buyer or any of its Affiliates or any Permitted Encumbrance); (iv) conflict with or violate any Law applicable to any Seller or by which any property or asset of any Seller is bound or affected; or (v) conflict with, result (with or without notice or the lapse of time, or both) in any breach of, constitute a default under, or require any consent of any Person pursuant to, or create in any third party the right to accelerate, terminate, modify, or cancel, or require any notice under, or impose any material penalty or material additional payment obligations under, any material Transferred Contract or Permit, except (x) in the case of clauses (ii), (iv) or (v), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, or (y) in the case of clauses (ii), (iii), (iv) or (v), that arise solely as a result of any facts or circumstances relating to the Buyer or any of its Affiliates (as opposed to any third party).
(b)    No Seller is required to file, seek or obtain any notice, filing, submission, registration, authorization, approval, declaration, Order, permit or consent of, from or with any Governmental Authority in connection with the execution, delivery and performance by the Seller Parent of this Agreement or the execution, delivery and performance by the applicable Seller of each of the Ancillary Agreements to which any Seller will be (or is specified to be) a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by any Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby or (iii) as may be required solely as a result of any facts or circumstances relating to the Buyer or any of its Affiliates (as opposed to any third party).
Section 3.4    Transferred Assets.
(a)    This Agreement is, and the instruments and documents to be delivered by each Seller to the Buyer at or following the Closing are, adequate and sufficient to transfer to the Buyer such Seller’s entire right, title and interest in and to the Transferred Assets, subject to Section 2.5. The Sellers have good and marketable title to, or a valid leasehold interest in or valid rights under written agreements to use, all personal property, equipment, plants, buildings, structures, facilities and all other assets and properties exclusively used in the conduct of the Business, including all such assets reflected in the Business Financial Information, other than sales of Inventory in the ordinary course of business, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
(b)    Except for the Shared Contracts and for services to be provided by the Seller Parent or its Affiliates pursuant to the Transition Services Agreement, the Transferred Assets comprise all of the material assets of any nature necessary for the Buyer to conduct the Business after the Closing Date in the same manner in all material respects conducted by the Sellers prior to Closing. The tangible Transferred Assets are free in all material respects from defects (patent and latent), have been maintained in accordance in all material respects with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable in all material respects for the purposes for which they presently are used.
Section 3.5    Financial Information; Undisclosed Liabilities.
(a)    Section 3.5 of the Disclosure Schedules contains copies of the Business Financial Information. The Business Financial Information (i) fairly presents, in all material respects, as of the respective dates thereof, the results of operations of the Business for the periods indicated therein and (ii) was compiled by the Seller Parent from the Seller Parent’s books and records that (A) are subject to the controls and procedures of the Seller Parent’s accounting systems and (B) were prepared in accordance with the internal accounting policies used by the Seller Parent, which are consistent with GAAP in all material respects; provided, that the Business Financial Information and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis.
(b)    No Seller has any Liability related to the Business of a type required by GAAP to be reflected or reserved against in a balance sheet of the Business, except (i) as set forth in the Business Financial Information, (ii) for Liabilities incurred in the ordinary course of business since December 26, 2020 (none of which Liabilities result, directly or indirectly, from any breach, default, tort, infringement or violation of applicable Law at or before the Closing), (iii) for Excluded Liabilities and (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.6    Absence of Certain Changes or Events. Since December 26, 2020, (a) the Business has been conducted, in all material respects, in the ordinary course of business consistent with past practice, (b) there has not been any event, change, occurrence or effect that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect and (c) no Seller has taken any action that, if taken after the date of this Agreement would constitute a breach of Section 5.1(b).
Section 3.7    Compliance with Law; Permits.
(a)    The Business is and, during the past three years, has been operated in compliance in all material respects with all applicable Laws. During the past three years, no Action has been filed or commenced against any Seller alleging any failure to so comply, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. No Seller has received written notice at any time in the past three years to the effect that any Seller is not in compliance in all material respects with any applicable Laws with respect to the Business, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
(b)    With respect to the Business, each Seller is and, during the past three years, has been operated in compliance in all material respects with all applicable Laws pertaining to export-control, trade and economic sanctions, including the U.S. Commerce Department’s Export Administration Regulations and sanctions Laws maintained by the U.S. Treasury Department’s

Office of Foreign Assets Control, as well as all applicable export-control and sanctions Laws maintained by other jurisdictions, to the extent that no such Laws or sanctions programs of any other jurisdiction are in contravention of United States Law.
(c)    With respect to the Business, no Seller (i) has engaged, directly or indirectly, in any violation of the FCPA, or any other applicable anti-bribery or anti-corruption Laws (collectively, the “Anti-Corruption Laws”), or any applicable anti-boycott, anti-terrorism or arms-control Laws; (ii) has conducted business with any restricted party identified by the U.S. government as a Person with whom or with which conducting business would constitute a violation of applicable United States sanctions and export-control Laws; or (iii) to the Knowledge of the Seller Parent, has been the subject of any bribery, money laundering or anti-kickback investigation by any Governmental Authority. With respect to the Business, during the past three years, no Seller, nor any of its directors, officers or employees, nor to the Knowledge of the Seller Parent, any agent or other Person acting on behalf of the Sellers has been in violation of any Anti-Corruption Laws. Without limiting the foregoing, (1) no Seller, nor, to the Knowledge of the Seller Parent, any of its directors, managers, officers, agents, distributors, employees or other Persons acting on its behalf has, directly or indirectly, taken any action, or failed to act, in a manner that would be a material violation of any Anti-Corruption Laws; (2) each Seller maintains its books and records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of their assets, and maintains a system of adequate internal accounting controls; (3) no portion of the Purchase Price will be used to fund payments in connection with securing improperly any approvals or any other improper advantages from any Governmental Authority; and (4) to the Knowledge of the Seller Parent, none of the officers, directors, managers, employees or agents of any Seller are Government Officials.
(d)    With respect to the Business, none of the Sellers nor, to the Knowledge of the Seller Parent, any of their respective directors, managers, officers, agents, employees, former employees or any other Person associated with or acting for or on behalf of any Seller, has (i) circumvented any Seller’s internal accounting controls, (ii) falsified any books, records, or accounts, (iii) established or maintained any fund or asset that has not been recorded in the books and records of the applicable Seller, or (iv) attempted to coerce or fraudulently influence an accountant in connection with any audit, review, or examination of the financial statements of any Seller.
(e)    The Business is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the operation of the Business as currently conducted in compliance in all material respects with applicable Laws (the “Permits”), including those required for the processing, handling, storage, packaging and distribution of food products. Each Permit is valid, subsisting and in good standing, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. Each Seller has complied in all material respects with the requirements and limitations of each Permit of such Seller. During the twelve months immediately preceding the date of this Agreement, no Seller has received written notice of any Action related to the revocation, modification, termination or suspension of any Permits. No Business Permit would reasonably be expected to be subject to suspension, revocation or non-renewal as a result of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for any such suspensions, revocations or non-renewals that would not materially and adversely affect the Business. There are no material outstanding Orders applicable to the Business or against any Seller with respect to the Business.
Section 3.8    Litigation. As of the date hereof, there is no Action by or against any Seller with respect to the Business, or, to the Knowledge of the Seller Parent, threatened in writing that (i) pursuant to which any party seeks, or may reasonably be expected to seek, more than $1,000,000 in damages, (ii) pursuant to which any party seeks, or may reasonably be expected to seek, an injunction or other equitable relief, that would, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (iii) pursuant to which a Governmental Authority conducts any criminal investigation or proceeding or imposes or seeks to impose any criminal Liability; or (iv) would otherwise, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, or would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
Section 3.9    Employee Benefit Plans.
(a)    Section 3.9 of the Disclosure Schedules sets forth all material Employee Plans as of the date hereof.
(b)    Within 30 days following the date hereof, with respect to each material Employee Plan, the Seller Parent shall make available to the Buyer summaries of the material terms of such plans, the most recent summary plan description (if any) and excerpts or summaries of the actuarial reports for such plans. With respect to the Fresno Plan, the Seller Parent has made available to the Buyer copies of all written information received by the Seller Parent (or its Subsidiaries) from the Fresno Plan since January 1, 2020, including funding notices, actuarial reports, plan documents, summary plan descriptions, trust documents, determination letter, any non-routine correspondence with the PBGC and any estimate of mass, complete or partial withdrawal liability and any other information from any other Employee Plan intended to be a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) in which any Business Employee participates or to which Seller Parent (or its Subsidiaries) have an obligation to contribute to with respect to Business Employees.
(c)    With respect to the Employee Plans: (i) each of the Employee Plans has been operated and administered in all material respects in accordance with its terms, applicable Law and administrative or governmental rules and regulations, including ERISA and the Code and (ii) each Employee Plan intending to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, advisory or opinion letter as to such qualification from the IRS and, to the Knowledge of the Seller Parent, no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.
(d)    Except as would not result in any Liability for the Buyer or its Affiliates, none of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Sellers or any of their Affiliates would incur Liability under Section 4063 or 4064 of ERISA. To the Knowledge of Sellers, the Fresno Plan is not insolvent, is not under review by the PBGC and as of the date of this Agreement, no condition exists and no event has occurred that presents a material risk of mass, complete or partial withdrawal for the Fresno Plan under subtitle E of Title IV of ERISA.
(e)    All contributions or premiums relating to Business Employees required to be paid, deducted or remitted and all obligations required to be performed by the Sellers or their Affiliates relation to the Business Employees under the terms of each Employee Plan, collective bargaining agreement, the Labor Agreements or by applicable Law have been paid, deducted, remitted or performed in a timely fashion.
(f)    Except as set forth on Section 3.9(f) of the Disclosure Schedules, no Action is pending or, to the Knowledge of the Seller Parent, threatened with respect to Employee Plans, other than routine claims for benefits and no circumstance or event has occurred that could result in such Action. Neither the Sellers nor any Affiliate has engaged in or knowingly permitted to occur and, to the Knowledge of the Seller Parent, no other party has engaged in or permitted to occur, any transaction prohibited by Section 406 of ERISA or any “prohibited transaction” under Section 4975 of the Code that is not otherwise exempt under Section 408 of ERISA or a breach of fiduciary duty determined under ERISA with respect to any Employee Plan that could result in Liability, penalty or excise Tax under ERISA or the Code being imposed on the Buyer or its Affiliates.
(g)    Neither the Sellers nor their Affiliates have made any promise or commitment to any Business Employee, labor union or bargaining representative covering the Business or Business Employees to amend any Employee Plan, to provide increased benefits thereunder or to establish any new plan, except as required by Law.
(h)    Except as set forth on Section 3.9(h) of the Disclosure Schedules, no Employee Plan provides any medical or other welfare benefit coverage for any Business Employees or the beneficiaries or dependents of Business Employees of the Sellers or their Affiliates, other than coverage mandated by Section 4980B of the Code and at the sole expense of the Business Employees (or their beneficiaries or dependents).
(i)    The consummation of the transactions contemplated by this Agreement will not either alone or in combination with another event (i) entitle any Business Employee to any bonus, retirement, severance pay or any other benefit or payment or (ii) accelerate the time of payment or vesting of, or increase the amount of, any compensation due to any Business Employee, in each case, other than benefits or payments that constitute Excluded Liabilities. No amount that could be received could be characterized as an “excess parachute payment” (as such term is defined in Section 280G of the Code).
Section 3.10    Labor and Employment Matters.
(a)    The Seller Parent has made available to the Buyer a true, correct and complete listing of the Business Employees as of January 8, 2021, including for each Business Employee: job title, job location (including city and state) and whether such Business Employee performs services primarily from a home office, years of service, current calendar year salary or wages, amount and type of all bonus or incentive compensation (including commissions), and retirement plan participation.
(b)    Except for the Labor Agreements, no Seller is a party to any labor or collective bargaining contract that pertains to any Business Employees. To the Knowledge of the Seller Parent, (a) there are no organizing activities, collective bargaining arrangements, or discussions with any labor organization or group of Business Employees relating to the representational status of Business Employees or which otherwise would affect the Business pending or under discussion; (b) there are no lockouts, strikes, slowdowns or work stoppages pending or threatened by or with respect to the Business; (c) there are no pending or threatened grievances, arbitrations, unfair labor practice charges, litigation or other claims relating to the Business or any Business Employees, including those pending before the National Labor Relations Board or any comparable Governmental Authority, arising under the Labor Agreements or any other labor or collective bargaining agreement, Contract or understanding with any labor union or bargaining representative of Business Employees, or related to any union representation, organizing activities, or other alleged protected concerted activity of any Business Employees; (d) neither the Seller Parent nor its Subsidiaries are in breach of, and have not been notified of any potential breach or failure to comply with, any provision of the Labor Agreements or any other labor or collective bargaining agreement, Contract or understanding with any labor union or bargaining representative of Business Employees; and (e) the consent of any labor union is not prescribed by the Labor Agreements or any other existing or contemplated collective bargaining agreement or otherwise required to consummate the transactions contemplated by this Agreement.
(c)    Except as otherwise required by applicable Law or a collective bargaining agreement, the employment of each Business Employee is “at will” and neither the Seller Parent nor any of its Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any Business Employees. Neither the Seller Parent nor any of its Subsidiaries, nor, to the Knowledge of the Seller Parent, any other Person, has, (i) entered into any Contract or other agreement that obligates or purports to obligate the Buyer to make an offer of employment to any Business Employee and/or (ii) promised to any Business Employee any terms or conditions of employment with the Buyer following the Closing Date.
(d)    With respect to the Business, the Seller Parent and its Subsidiaries have been and are in compliance with the WARN Act. In the past three years, with respect to the Business, (i) neither the Seller Parent nor any of its Subsidiaries has effected a “plant closing” (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any site of employment or facility, and (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any single site of employment or facility. Neither the Seller Parent or any of its Subsidiaries has caused any of its employees with respect to the Business to suffer an “employment loss” (as defined in the WARN Act) or similar action under any similar state, foreign or local law during the 90-day period immediately preceding the Closing Date. To the Knowledge of the Seller Parent, no Business Employee at the level of manager or higher, no independent contractor whose departure would materially disrupt the operations of the Business, and no group of or more Business Employees has, as of the date hereof, disclosed any plans to terminate his, her or their employment or relationship with the Seller Parent or any of its Subsidiaries.

(e)    Each Person who provides services to the Business (i) is properly classified with respect to employment status for all purposes, including employment, labor and wage and hour compliance and Tax purposes, and (ii) who is classified and treated as an independent contractor, consultant or in a similar capacity qualifies as an independent contractor and not as an employee under applicable Law.
(f)    The Seller Parent and each of its Subsidiaries are, with respect to any Business Employee, in compliance in all material respects with all applicable Laws relating to employment, employment practices, wages, hours, collective bargaining (including compliance with the terms and conditions of the Labor Agreements), unemployment insurance, workers’ compensation, equal employment opportunity and the termination of employment. The Seller Parent or one of its Subsidiaries has in its files a Form I-9 that is, in all material respects, validly and properly completed in accordance with applicable Law for each Business Employee or former employee with respect to the Business with respect to whom such form is required under applicable Law.
g)    To the Knowledge of the Seller Parent, no Business Employee is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such Business Employee to be employed by the Seller Parent or any of its Subsidiaries.
(h)    To the Knowledge of the Seller Parent, neither the Seller Parent nor any of its Subsidiaries has received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Law to conduct an investigation with respect to or relating to employees or independent contractors with respect to the Business. Neither the Seller Parent nor any of its Subsidiaries has received a written notice, citation, complaint or charge asserting any violation of or Liability under the federal Occupational Safety and Health Act of 1970 or any similar applicable Law concerning employee health and safety.
(i)    Since January 1, 2018, (i) no allegations of harassment have been made against any Business Employee, and (ii) neither the Seller Parent nor any of its Subsidiaries has entered into any settlement agreement related to specific allegations of sexual harassment or misconduct against any Business Employee.
(j)    The Seller Parent has made available to the Buyer a true and complete copy of each employee handbook that applies to the Business Employees and all other material policies, if any, applicable to any Business Employee or independent contractor performing services with respect to the Business, including any remote work or return-to-work policies or plans.
Section 3.11(a)    Real Property; Personal Property.
(a)    Section 3.11(a) of the Disclosure Schedules lists the street address of each parcel of real property owned by the Sellers and used exclusively in the Business (together, the “Owned Real Property”). The Sellers have (or will obtain prior to Closing) good and marketable fee title to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)    Section 3.11(b) of the Disclosure Schedules lists the street address of each real property leased by the Sellers and used exclusively in the Business (the “Leased Real Property”) and the identity of the lessor of each such parcel of Leased Real Property. Any Contract for the lease or occupancy of any Leased Real Property, whether written or oral, shall hereinafter be referred to as a “Real Property Lease”. The Sellers have (or will have prior to Closing) a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. All Real Property Leases are in full force and effect, and the Sellers have not received any written notice of a breach of default thereunder, and, to the Knowledge of the Seller Parent, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, except for any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. The Seller Parent has made available to the Buyer a true, correct and complete copy of each Real Property Lease.
(c)    All of the land, buildings, structures and other improvements used exclusively for the conduct of the Business are included in the Owned Real Property and the Leased Real Property. Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Owned Real Property or Leased Real Property. There is no pending or, to the Knowledge of the Seller Parent, threatened condemnation or other eminent domain Action affecting any Owned Real Property or any sale or other disposition of any Owned Real Property in lieu of condemnation, and to the Knowledge of the Seller Parent there is no pending or threatened condemnation or other eminent domain Action affecting any Leased Real Property or any sale or other disposition of any Leased Real Property in lieu of condemnation. No Owned Real Property or Leased Real Property has suffered any material damage by fire or other casualty that has not been completely repaired and restored. There is no development agreement or other Contract that limits the ability to protest any real property Tax, establishes any minimum real estate Tax or requires any continued business operations with respect to any Owned Real Property. The use and occupancy of all Owned Real Property are in compliance in all material respects with all applicable Laws and all applicable insurance requirements, including those pertaining to zoning matters and the Americans with Disabilities Act, and conform to all such applicable Laws in all material respects on a current basis without reliance on any variance or other special limitation or conditional or special use permit.
Section 3.12    Intellectual Property.
(a)    Section 3.12(a) of the Disclosure Schedules sets forth a true and complete list of all patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, registered copyrights and applications for registration of copyrights and all domain names and social media accounts owned or purported to be owned by the Sellers and used exclusively in the Business (the “Business Registered IP”). Except as set forth in Section 3.12(a) of the Disclosure Schedules or as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, no Business Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding. Except in the ordinary course of business, the Sellers have not taken any action or failed to take any action that has resulted in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Business Registered IP and all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Business Registered IP have been paid and, to the Knowledge of the Seller Parent, all Business Registered IP is in force and in good standing. The Business Registered IP is valid and enforceable and none of the Business Registered IP has been declared invalid or enforceable or been limited by any court or arbitration panel, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
(b)    The Sellers exclusively own all Business Intellectual Property free and clear of all Encumbrances (other than Permitted Encumbrances) or the Sellers have a valid license or other enforceable right from the applicable third party to use all other Intellectual Property used in or necessary for the conduct of the Business. In the past three years, the Sellers have not received any written notice or written claim challenging the Sellers’ ownership of any Business Intellectual Property, nor to the Knowledge of the Seller Parent is there a reasonable basis for any claim that the Sellers do not so own any Business Intellectual Property owned or purported to be owned by the Sellers.
(c)    None of the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Business infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of any Intellectual Property of any third party, and none of the Sellers have received within the prior three years any written notice asserting that any such infringement or misappropriation has occurred, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. To the Knowledge of the Seller Parent, no third party is misappropriating or infringing any Business Intellectual Property in any material respect. No Seller has filed any proceeding or sent any written notice of a material violation, infringement, dilution or misappropriation by any Person of any Seller’s rights to, or in connection with, the Business Intellectual Property and, to the Knowledge of the Seller Parent, none of the Business Intellectual Property owned or purported to be owned by any Seller is being materially infringed, diluted, misappropriated or otherwise violated by any Person.
(d)    Upon the consummation of the Closing and except with respect to Intellectual Property made available to the Buyer through the Transition Services Agreement, the Buyer shall succeed to all of the Business Intellectual Property and all rights therein shall be exercisable by the Buyer in all material respects to the same extent as by the Sellers prior to the Closing. To the Knowledge of the Seller, no loss or expiration of any of the Business Intellectual Property is threatened or pending.
(e)    The Sellers have taken commercially reasonable steps to protect their rights in the Business Intellectual Property and maintain the confidentiality of all information within the Business Intellectual Property that constitutes a trade secret of any Seller or a third party that provided the information to any Seller. No trade secret material to the Business as presently conducted has been authorized to be disclosed or has been actually disclosed by any Seller to any of its current or former employees or any other person other than pursuant to a written confidentiality or non-disclosure agreement restricting the disclosure and use thereof. Each Seller has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all the trade secrets owned or purported to be owned by the Sellers and included in the Business Intellectual Property and any confidential information owned by a third person to whom the applicable Seller has a confidentiality obligation. To the Knowledge of the Seller Parent, no Business Intellectual Property was developed by any current or former employee of any Seller or any other person who has not executed a valid written agreement pursuant to which such current or former employee or other person has assigned to the applicable Seller all of its rights to such Business Intellectual Property.
Section 3.13    Taxes.
(a)    Except as set forth in Section 3.13(a) of the Disclosure Schedules and in Section 5.15, there are no Taxes of any Seller for which the Buyer will become liable as a result of the transactions contemplated by this Agreement.
(b)    Except as set forth in Section 3.13(b) of the Disclosure Schedules, (i) no taxing authority has proposed or has threatened in writing any adjustment to any item with respect to any Taxes that could give rise to an Encumbrance on any Transferred Asset, and (ii) there is no claim, audit, examination, investigation, or other proceeding now pending or threatened in writing against or with respect to the Sellers or any of their Affiliates that could give rise to an Encumbrance on any Transferred Asset.
(c)    No written claim has been made by any Governmental Authority in a jurisdiction in which a Seller does not currently file a Return that the Business or the Transferred Assets may be subject to a Tax by that jurisdiction.
(d)    With respect to the Business, each Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all Tax collection and information return provisions of applicable Law in all material respects.
Section 3.4    Environmental Matters.
(a)    Except as set forth in Section 3.14(a) of the Disclosure Schedules, (i) the Business is, and for the past three years, has been in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all Environmental Permits, and (ii) there is no pending or, to the Knowledge of the Seller Parent, any threatened Environmental Claim related to the Business or the operation of the Business. In connection with the operation of the Business, during the last three years, no Seller has released, stored, generated, disposed of or arranged for the disposal of, transported, handled, marketed, distributed, or exposed any Person to, any Hazardous Substance, in each case, at, on, in, or under or from any of the Owned Real Property or Leased Real Property and in a manner so as to create any material Liability under any Environmental Law for any Seller, the Buyer or the Business.
(b)    There is no pending or, to the Knowledge of the Seller Parent, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Seller Parent, threatened Action with respect to the Business under any Environmental Laws. To the Knowledge of the Seller Parent, there is not present in, on or under any of the Owned Real Property or Leased Real Property any Hazardous Substance in such form or quantity as to create any material Liability under any Environmental Law for any Seller, the Buyer or the Business.

(c)    The Business is in possession of all material Environmental Permits required for the operation of the Business. The Seller Parent has made available to the Buyer a true, correct and complete copy of the most recent Phase I and Phase II environmental site assessments that are in the possession or control of any Seller and that are related to the compliance of the Business with Environmental Law and Environmental Permits or the environmental condition of the Owned Real Property or Leased Real Property.
(d)    For purposes of this Agreement:
(i)    “Environmental Claim” means any notice alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Hazardous Substance generated or located at the Owned Real Property or Leased Real Property or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
(ii)    “Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to pollution, compensation for damage or injury caused by pollution, occupational health or safety with respect to Hazardous Substances or protection of the environment;
(iii)    “Environmental Permits” means any Permits required under any Environmental Law; and
(iv)    “Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials prohibited, limited or regulated by any Environmental Law.
Section 3.15    Material Contracts.
(a)    Section 3.15(a) of the Disclosure Schedules contains a list, as of the date hereof, of all of the following Contracts to which any Seller is a party or by which any Seller is bound, to which any Transferred Asset is subject, or pursuant to which any Seller receives any benefit or incurs any Liability, in each case, that relate exclusively to the Business, and each such Contract is listed under a heading in such Disclosure Schedule that corresponds with each applicable clause among the following to which such Contract relates, but, for the avoidance of doubt, excluding any Excluded Assets (including the Shared Contracts) (such Contracts required to be listed on Section 3.15(a) of the Disclosure Schedule being “Material Contracts”):
(i)    all customer, co-packer, manufacturing, co-manufacturer, distributor, broker, dealer, sales representative, advertising, marketing, raw nut supplier, packaging or other ingredient supplier Contracts (other than sales or purchase orders, service orders, statements of work, standard terms and conditions and similar instruments entered into in the ordinary course of business), that provide for payment or receipt by the Business of more than $1,000,000 in the 12-month period ended December 26, 2020;
(ii)    all Real Property Leases;

(iii)    all Contracts that limit the ability of the Business, or, to the Knowledge of the Seller Parent, that materially limit the ability of any Business Employee, to compete in any line of business or with any Person or in any geographic area or during any period of time;
(iv)    all Contracts containing any material most-favored pricing provision, minimum purchase or supply requirement, take or pay provision, exclusivity provision, or similar covenant or obligation;
(v)    all material merger, asset or stock purchase or divestiture Contracts executed or consummated within the past three years or pursuant to which any Seller has any material continuing obligations;
(vi)    all Contracts with any Business Employee (including any severance, transaction or sale bonus, retention, change-of-control, or other extra ordinary compensation agreement), other than (A) any standard employee confidentiality or invention assignment agreement, copies of which have been made available to the Buyer, (B) any employment letter that sets forth the terms of an at-will employment arrangement without any notice requirement or severance obligations owed to any Business Employee, or (C) any Employee Plan;
(vii)    all Contracts providing any loan to any Business Employee (other than routine expense advances to any Business Employee consistent with past practice);
(viii)    any collective bargaining contract or other agreement with any labor union, organization or association;
(ix)    all Contracts with any director, officer, manager or Affiliate of any Seller;
(x)    all loans or advances to, or investments in any Person, or any Contract relating to the making of any such loan, advance or investment, in each case, for more than $1,000,000;
(xi)    all Contracts containing any guarantee by any Seller with respect of any Debt of any other Person;
(xii)    all material management, service, independent contractor, consulting or any other similar Contracts, other than those entered into in the ordinary course of business;
(xiii)    all joint ventures, partnerships or similar Contracts;
(xiv)    all Contracts for the sale or license of, or grant of any third-party interest in, any Transferred Assets, other than (x) in the ordinary course of business or (y) sales of Inventory;
(xv)    all notes, debentures, mortgages, indentures, deeds of trust, security agreements, purchase money agreements, letters of credit, conditional sales Contracts, capital leases or other Contracts evidencing or securing Debt, or any sale-leaseback arrangement pertaining to any Transferred Assets;
(xvi)    all leases, conditional sales or other Contracts pursuant to which any Seller leases, has purchased or sold or holds possession of, but not title to, any personal property, whether as lessor, lessee, purchaser, seller, bailee, pledgee or the like, in each case pursuant to which the Business paid or received more than $1,000,000 in the 12-month period ended December 26, 2020, except for any Real Property Lease;
(xvii)    all Contracts that relate to the hedging of risk or contains a swap or similar arrangement; and
(xviii)    all Contracts providing for a license by or to the Sellers or any of their Affiliates of Business Intellectual Property material to the operation of the Business.
(b)    Each Material Contract is (i) valid and binding on the Sellers and, to the Knowledge of the Seller Parent, the counterparties thereto, (ii) in full force and effect, and (iii) is enforceable against the parties thereto in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law). No Seller is in material breach of, or default under (either with or without the lapse of time, giving of notice, or both), any Material Contract. To the Knowledge of Sellers, no other party to any Material Contract is in material breach of, or default under (either with or without the lapse of time, giving of notice, or both), any Material Contract. No Seller has waived any material right under any Material Contract. No party to any Material Contract has terminated, modified, accelerated or canceled any Material Contract or any material right or Liability thereunder or communicated in writing such party’s intent to do so. The Seller Parent has made available to the Buyer a true, correct and complete copy of each written Material Contract.
Section 3.16    Inventory. The Inventory has not been consigned to, or held on consignment from, any third Person. The Inventory has been acquired and maintained in the ordinary course. The Inventory consists of new and unused items of a quality and quantity substantially all of which is usable or saleable in the ordinary course. The Inventory consists of products of quality that is in compliance in all material respects with all Laws pertaining to food products, including the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and California’s Proposition 65, and quantity commercially usable and salable in the ordinary course, except for Inventory reserves set forth in the Business Financial Information. Except for the Public Health Measures and other effects on the supply of products and materials as a result of COVID-19, there is no condition materially and adversely affecting the supply of products or materials available to any Seller with respect to the Business. All of the Inventory is of a quality normally maintained by the Sellers in the ordinary course of business. Since December 26, 2020, there have been no material increases or decreases in the quantity of Inventory except in the ordinary course of business. The Inventory reflected on the Business Financial Information is the actual on-hand Inventory of the Business as of the date thereof and is stated thereon in accordance with GAAP in all material respects applying the procedures, methodologies, and principles utilized by the Sellers in preparing the Business Financial Information.

Section 3.17    Brokers. Except for Perella Weinberg Partners LP, the fees, commissions and expenses of which will be paid at Closing by the Seller Parent (and which constitute a Seller Transaction Expense), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (including the consummation hereof and thereof) based upon arrangements made by or on behalf of any Seller.
Section 3.18    Customers and Suppliers. Section 3.18 of the Disclosure Schedules sets forth the 10 largest customers of the Business as measured based on gross sales and the 10 largest raw nut suppliers of the Business as measured based on total spend, in each case, for the 12 month period ending December 26, 2020, and includes the gross sales or purchases (excluding certain add-on transit, blanching and similar costs and expenses) by the Business attributable to each such customer or supplier for such period. No such customer or supplier has canceled or otherwise terminated (or, to the Knowledge of the Seller Parent, threatened to cancel or terminate) its relationship with the Business or notified any Seller in writing of any potential material change to its arrangements with the Business. To the Knowledge of the Seller Parent, no customer or supplier required to be listed in Section 3.18 of the Disclosure Schedules intends to cease doing business with the Business or decrease materially the amount of business it does with the Business in any material respect.
Section 3.19    Regulatory Compliance. Except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole:
(a)    The Business is, and during the last three years has been, in compliance in all material respects with (i) the FDCA and the regulations, guidance, standards, requirements and authorizations adopted by United States Food and Drug Administration (the “FDA”) thereunder that permit the conduct of the operation of the Business; and (ii) other federal, state, and local Laws pertaining to food products, as applicable, including California’s Proposition 65 and the Federal Trade Commission Act, and the regulations and guidance thereunder.
(b)    During the last three years, all filings, declarations, listings, registrations, reports or submissions to FDA and any other Governmental Authority were in compliance in all material respects with applicable Laws when filed, and there are no deficiencies that have been asserted by any applicable Governmental Authority with respect to any registrations, filings, declarations, listings, notifications, reports, submissions, or other matters, and there are no facts that would reasonably be expected to give rise to an assertion of such a deficiency.
(c)    All labeling used on and claims made with respect to the Products (including website content and social media) are available for review by the necessary Governmental Authorities to the extent required by applicable Law. The Business possesses competent and reliable scientific evidence as required by applicable Law to substantiate any claims made in promotional materials, on the Products’ labels or packaging, or otherwise with respect to the Products.
(d)    (i) During the last three years, there have been no recalls ordered or adverse regulatory actions taken (or threatened in writing) by FDA or any other Governmental Authority with respect to any of the Products, including any facilities where any such Products are manufactured, processed, packaged or stored by the Business or its agents, (ii) the manufacture of each Product and each product in development by the Business is being conducted in compliance in all material respects with the Food Safety Modernization Act and current good manufacturing practices, as defined by FDA and (iii) there are no (A) reports of FDA Form 483 inspection observations, (B) establishment inspection reports or (C) warning, untitled or action letters, or other administrative or enforcement actions that have not been resolved in all material respects.
(e)    Neither the Business nor its contractors and suppliers, is the subject of any pending or, to the Knowledge of the Seller Parent, threatened investigation by any Governmental Authority. During the last three years, the Business has not received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from FDA or any other Governmental Authority alleging that any operation or activity of the Business is in material violation of the FDCA, any other applicable federal law or the respective counterparts thereof promulgated by applicable state governmental entities.
(f)    During the last three years, no Products have been subject to any voluntary or involuntary recalls, withdrawals, product removals, detentions or seizures or similar actions. To the Knowledge of the Seller Parent, there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Product sold or intended to be sold or (ii) as a result of regulatory action, a material change in the labeling of any such Products or a termination or suspension of the marketing of such Products.
(g)    To the Knowledge of the Seller Parent, during the last three years, the Business has not committed any act or made any statement that would reasonably be expected to provide a basis for FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth by a Governmental Authority.
Section 3.20    Exclusivity of Representations and Warranties. Except for the representations and warranties contained in Article IV or in any Ancillary Agreement delivered by the Buyer, the Seller Parent acknowledges that neither the Buyer nor any other Person on behalf of the Buyer makes any other express or implied representation or warranty with respect to the Buyer or with respect to any other information provided to the Sellers.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller Parent as follows:
Section 4.1    Organization. The Buyer is duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 4.2    Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement, and each of the Ancillary Agreements to which it will be (or is specified to be) a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be (or is specified to be) a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action (and all such authorizations and approvals remain in full force and effect). This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be (or is specified to be) a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be (or is specified to be) a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its and their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
Section 4.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be (or is specified to be) a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the certificate of incorporation or bylaws of the Buyer; (ii) conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or (iii) conflict with, result (with or without notice or the lapse of time, or both) in any breach of, constitute a default under, or require any consent of any Person pursuant to, or create in any third party the right to accelerate, terminate, modify, or cancel, or require any notice under, or impose any material penalty or material additional payment obligations under, any material Contract to which the Buyer is a party, except, in the each case, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)    The Buyer is not required to file, seek or obtain any notice, filing, submission, registration, authorization, approval, declaration, Order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be(or is specified to be) a party or the consummation of the transactions contemplated hereby, except (i) for any filings required to be made under the HSR Act, (ii) for any filings required to be made under the Securities Exchange Act of 1934, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to have a Buyer Material Adverse Effect or (iv) as may be required solely as a result of any facts or circumstances relating to any Seller or any of its Affiliates (as opposed to any third party).
Section 4.4    Financing. At the Closing, the Buyer will have cash available that is sufficient to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and to pay all related fees and expenses. Notwithstanding anything to the contrary contained herein, the Buyer acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third party financing.

Section 4.5    Brokers. Except for Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, the fees, commissions and expenses of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (including the consummation hereof and thereof) based upon arrangements made by or on behalf of the Buyer.
Section 4.6    Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Sellers and the Business, the Transferred Assets, the Assumed Liabilities and the transactions contemplated by this Agreement and the Ancillary Agreements, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. Neither the Sellers nor any of their Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Business, the Transferred Assets or the Assumed Liabilities contained herein or made available in connection with the Buyer’s investigation of the Business, except as expressly set forth in this Agreement or in any Ancillary Agreement delivered by any Seller, and, except as expressly set forth in this Agreement or in any Ancillary Agreement delivered by any Seller, and the Sellers and their Affiliates and Representatives expressly disclaim any and all Liability that may be based on such information or errors therein or omissions therefrom. The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Sellers or any of their Affiliates or Representatives, except as expressly set forth in this Agreement. None of the Sellers or any of their Affiliates or Representatives shall have any liability to the Buyer or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. None of the Sellers, their Affiliates or Representatives is making any representation or warranty with respect to any estimates, projections or forecasts involving the Business or the Transferred Assets. The Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Business and the Transferred Assets on an “as is” and “where is” basis, except as expressly set forth in this Agreement. Nothing in this Section 4.6 is intended to modify or limit any of the representations or warranties of the Seller Parent set forth in Article III.
Section 4.7    Exclusivity of Representations and Warranties. Except for the representations and warranties contained in Article III or in any Ancillary Agreement delivered by any Seller, the Buyer acknowledges that neither the Sellers nor any other Person on behalf of the Sellers makes any other express or implied representation or warranty with respect to the Business or with respect to any other information provided to the Buyer.

ARTICLE V
COVENANTS
Section 5.1    Conduct of Business Prior to the Closing.
(a)    Except as otherwise expressly required by this Agreement, as set forth on Section 5.1 of the Disclosure Schedules, as required by any applicable Law (including any applicable Law that is a Public Health Measure) or as otherwise taken in good faith by any Seller to implement or respond to any Public Health Measure applicable to such Seller (as reasonably determined by such Seller), between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), each Seller shall conduct the Business only in the ordinary course of business in all material respects, and each Seller shall use its commercially reasonable efforts to keep available the services of such Seller’s current officers, employees and agents engaged in the Business, and maintain the relations and goodwill with all suppliers, customers, distributors, landlords, creditors, and other Persons, in each case, having a material business relationship with the Business.
(b)    Except as otherwise expressly required by this Agreement, as set forth on Section 5.1 of the Disclosure Schedules, as required by any applicable Law (including any applicable Law that is a Public Health Measure) or as otherwise taken in good faith by any Seller to implement or respond to any Public Health Measure applicable to such Seller (as reasonably determined by such Seller), between the date of this Agreement and the Closing Date, without the prior consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), no Seller shall, in connection with the Business:
(i)    sell, transfer, encumber or otherwise dispose of any material Transferred Assets or any interest therein, other than immaterial dispositions and Inventory sold or disposed of in the ordinary course of business;
(ii)    acquire any corporation, partnership, limited liability company, other business organization, or other Person or division thereof or any assets other than in the ordinary course of business, in each case that are material, individually or in the aggregate, to the Business taken as a whole;
(iii)    enter into any new facilities for indebtedness for borrowed money or issue any debt securities with respect to the Business that would constitute Assumed Liabilities;
(iv)    authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $5,000,000 or capital expenditures that are, in the aggregate, in excess of $25,000,000 that will bind the Business;
(v)    enter into or amend or modify in any material respect any Contract that if entered prior to the date hereof would be a Material Contract or waive any material right under any Material Contract;

(vi)    except to the extent required by applicable Law, (A) amend, extend or otherwise modify the Labor Agreements, (B) increase the compensation or benefits of any exempt Business Employee (other than as consistent with past practice), (C) terminate, amend or adopt any compensation or benefit plan, policy or practice, including any pension, retirement, profit-sharing, bonus, severance or other employee benefit or welfare benefit plan, policy or practice for the benefit of Business Employees, (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, or (E) take action that would reasonably cause a withdrawal from a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) that covers any Business Employees;
(vii)    terminate the employment of any Business Employee except in the ordinary course of business;
(viii)    make any change in any method of accounting or accounting practice or policy applicable to the Business, except as required by applicable Law, GAAP or pricing policies or cash management policies or accelerate collection of any notes or accounts receivable or other amounts due from third parties in advance of their regular due date in the ordinary course of business;
(iv)    cancel, compromise, waive or release any material right or claim relating solely to the Business or the Transferred Assets, other than in the ordinary course of business consistent with past practice;
(v)    mortgage or pledge any Transferred Asset, or subject any Transferred Asset to any Encumbrance (except for Permitted Encumbrances or Encumbrances that will be released at or prior to the Closing);
(vi)    grant any license, sublicense, or waiver of, or any covenant not to sue based on, any rights under or with respect to any Business Intellectual Property, other than licenses, sublicenses, waivers, or covenants granted under Contracts with customers in the ordinary course of business;
(vii)    delay or postpone the payment of accounts payable or other Liabilities that constitute Assumed Liabilities outside the ordinary course of business;
(viii)    resolve any criminal allegation against a Seller, the Business or respecting a Product, or resolve any material pending Action, or agree to a material modification of an Order or Permit; or
(xiv)    agree or commit to do any of the foregoing.
(c)    Any action taken, or omitted to be taken, in good faith by the Seller Parent and its Affiliates in reasonable response to the COVID-19 pandemic (including to comply with any applicable Law that is a Public Health Measure) shall in no event be deemed to constitute a breach of this Section 5.1; provided, that the Seller Parent shall use commercially reasonable efforts to provide notice to the Buyer prior to taking (or omitting to take) any such action.
Section 5.2    Covenants Regarding Information.

(a)    From the date hereof until the Closing Date, upon reasonable notice, each Seller shall afford the Buyer and its Representatives reasonable access (including the right to make, at the Buyer’s expense, photocopies) to the properties, offices, plants and other facilities, books and records, Contracts, and other documents of the Business (including any additional financial, operating, and other data and information relating to the Business that is already prepared by any Seller) for any reasonable purpose related to this Agreement and the transactions contemplated hereby; provided, that any such access shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the applicable Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Business, and shall be subject to any limitations resulting from any Public Health Measures; provided further, that with respect to any properties, plants or other facilities of the Business, any such access shall not include access for the purpose of conducting any real property assessments or environmental analysis that include intrusive soil testing of any such properties, plants or other facilities without the consent of the Seller Parent, which may be granted or withheld in the Seller Parent’s sole discretion. Notwithstanding anything to the contrary in this Agreement, no Seller shall be required to provide access to any information to the Buyer or its Representatives if Seller Parent reasonably determine that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws (including any Public Health Measure), (iii) the information to be accessed is pertinent to any existing litigation in which any Seller or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are engaged, (iv) the information to be accessed should not be disclosed due to its competitively sensitive nature, or (v) the information to be accessed relates to any consolidated, combined or unitary Return filed by the Sellers or any Affiliate thereof or any of their respective predecessor entities; provided, however, that, in each of the foregoing instances, the Sellers shall (x) disclose to the Buyer the existence of such information, and (y) with respect to the foregoing clauses (i), (ii) and (iv), use commercially reasonable efforts to enter into such agreements with the Buyer as are reasonably necessary to enable the Buyer to access such information without jeopardizing any attorney-client or other legal privilege or contravening applicable Law.
(b)    In order to facilitate the resolution of any claims made against or incurred by the Seller Parent (as such claims relate to the Business), for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (i) retain the books and records relating to the Business relating to periods prior to the Closing and (ii) upon reasonable notice, afford the Representatives of the Seller Parent reasonable access (including the right to make, at the Seller Parent’s expense, photocopies), subject to any limitations resulting from any Public Health Measures, during normal business hours, to such books and records.
(c)    In order to facilitate the resolution of any claims made against or incurred by the Buyer, for a period of seven years after the Closing or, if shorter, the applicable period specified in each Seller’s document retention policy, each Seller shall (i) retain the books and records relating to the Business relating to periods prior to the Closing which shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), subject to any limitations resulting from any Public Health Measures, during normal business hours, to such books and records to the extent relating exclusively to the Business.

Section 5.3    Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or would reasonably be expected to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied. Each party shall promptly notify the other party in writing of any material breach of any covenant or agreement made herein by such party; provided, however, that any such notice or any additional disclosure related thereto shall have no effect on the determination of the satisfaction of any conditions to the obligation of the other parties to consummate the transaction contemplated by this Agreement set forth in Article VI. Each party shall promptly provide the other party with such additional information in such party’s possession as the other party may reasonably request relating to any notice provided in accordance with the preceding sentence. Notwithstanding anything contained herein to the contrary, any breach of this Section 5.3 shall not result in a failure to be satisfied of any condition to the obligation of the parties to consummate the transaction contemplated by this Agreement set forth in Article VI.
Section 5.4    Intercompany Arrangements. Except as set forth in Section 5.4 of the Disclosure Schedules, and except for this Agreement and the Ancillary Agreements, the Seller Parent shall cause all intercompany and intracompany accounts or Contracts between the Business, on the one hand, and the Sellers and their Affiliates (other than the Business), on the other hand, to be cancelled without any consideration or further Liability to any party and without the need for any further documentation, immediately prior to the Closing.
Section 5.5    Employee Matters.
(a)    From and after the date of this Agreement, the Sellers shall afford the Buyer a reasonable opportunity to contact and meet with or otherwise communicate with Business Employees in connection with prospective employment by the Buyer (provided, that (i) the Buyer and the Seller Parent shall discuss, cooperate and mutually agree with respect to any such communications (including with respect to the timing, method and scope thereof) and (ii) any such communications shall be conducted at the Buyer’s expense (excluding costs of any Seller’s involvement with such communications), during normal business hours, under the supervision of the applicable Seller and in such a manner as not unreasonably to interfere with the normal operations of the Business, and shall be subject to any limitations resulting from any Public Health Measures), and no Seller will attempt to retain in any Seller’s employ any such Business Employee whom the Buyer desires to hire, or to otherwise adversely interfere with the Buyer’s discussions with such Business Employees. Effective as of the Closing Date, and except as to the Business Employees identified in Section 5.5(a) of the Disclosure Schedules, the Buyer shall offer employment to the Business Employees, with the terms and conditions as specified in this Section 5.5. Business Employees who accept such offers of employment from the Buyer, and who satisfy the Buyer’s customary pre-employment/post-offer procedures, qualifications and conditions, including any applicable drug screening, background checks, employment authorization verification permitted by applicable Law, and execution of any required documents, and who commence employment with the Buyer, are referred to herein as “Transferred Employees.” Such employment by the Buyer of any Business Employee who is actively working and not on an approved leave of absence (including long-term or short-term disability leave, military leave or family medical leave) as of the Closing Date (each, an “Active Employee”) shall commence effective as of the Closing Date, and shall be deemed to have occurred with no interruption or break in service except as provided in this Section 5.5. No later than 20 Business Days after the date of this Agreement and again no later than 10 Business Days before the Closing Date, the Seller Parent shall provide to the Buyer (x) true, correct and complete listing of all Business Employees (other than Business Employees identified in Section 5.5(a) of the Disclosure Schedules) as of such date that includes for each such Business Employee: name, Social Security Number, date of hire, date of birth, job title, job location (including city and state), years of service, current and prior calendar year salary or wages, amount and type of all bonus or incentive compensation (including commissions) paid or payable for the current and prior calendar year, the amount of accrued but unused vacation time or paid time off, and each Business Employee’s current status (as to leave or disability status and full time or part time, exempt or nonexempt and temporary or permanent status), if applicable, if the Business Employee is subject to the Fresno Labor Agreement or the Suffolk Labor Agreement, if applicable, any employee on a paid or unpaid furlough or temporary layoff since January 1, 2021, and the corresponding anticipated return-to-work date, if applicable, any employee on a non-immigrant visa, including the category of visa and the expiration date of the visa, and, if applicable, any employee on an international assignment to a county other than their base employment location, and retirement plan participation, and (y) a schedule identifying each Business Employee (other than Business Employees identified in Section 5.5(a) of the Disclosure Schedules) who the Sellers expect to not be an Active Employee as of the Closing Date (each such identified Business Employee, and any other Business Employee who is in fact not an Active Employee as of the Closing Date, an “Inactive Employee”), and the Buyer shall offer employment to each such Inactive Employee to commence effective as of the date such Inactive Employee presents themselves to the Buyer for active employment following the Closing Date to the same extent the Buyer would be required to reemploy such Inactive Employee in accordance with its policies as in effect on the Closing Date or under applicable Law or any applicable Labor Agreement, provided that such return to work occurs within six (6) months following the Closing Date. Sellers shall terminate the employment of each Active Employee who becomes a Transferred Employee effective as of immediately prior to the Closing Date, and Sellers shall terminate the employment of each Inactive Employee who becomes a Transferred Employee effective as of immediately prior to such Inactive Employee’s first day of employment with the Buyer.
(b)    Other than a Transferred Employee who is subject to a Labor Agreement, the Buyer shall provide, or cause to be provided, to each Transferred Employee, for a period of no less than 12 months following the Closing: base salaries, annual cash incentive opportunities and employee benefits (excluding equity-based compensation, retiree welfare, defined benefit pension and severance benefits) that are no less favorable in the aggregate to those provided to such Transferred Employee immediately prior to the Closing Date. In addition, the Buyer shall ensure that any Transferred Employee, with the exception of a Transferred Employee subject to a Labor Agreement, whose employment with the Buyer terminates within 12 months following the Closing Date receives severance benefits no less favorable than those provided by the Buyer to similarly situated employees (giving effect to the service of such Transferred Employees based upon their employment with the Sellers and their Affiliates prior to the Closing Date and the Buyer and its Affiliates thereafter). With respect to annual incentive arrangements covering Transferred Employees for fiscal year 2020, (i) the Sellers shall pay any amounts due under such plans with respect to fiscal quarters completed prior to the Closing at the level determined by the Sellers in accordance with past practices and (ii) the Buyer shall assume such arrangements with respect to any fiscal quarter not completed as of the Closing Date and make payments to the extent due thereunder in accordance with their terms. In all events, the compensation and benefits provided for the Transferred Employees shall be no less than required by applicable Law.
(c)    With respect to any Business Employee who is subject to a Labor Agreement, or any other labor or collective bargaining agreement, Contract or understanding with any labor union or bargaining representative of Business Employees, nothing in this Section 5.5 shall limit the Buyer from conditioning the hiring of any Business Employee on such Business Employee’s prior acceptance of initial terms and conditions of employment, or require the Buyer to adopt any Labor Agreement or any other labor or collective bargaining agreement, Contract or understanding with any labor union or bargaining representative of Business Employees. The Buyer shall not be required to recognize any Labor Agreement or any other labor or collective bargaining agreement, Contract or understanding with any labor union or bargaining representative of Business Employees, and the Buyer specifically rejects the Labor Agreements and any other collective bargaining agreement, Contract or understanding with any labor union or bargaining representative covering the Business or any Business Employees.  The Buyer also shall not assume any Liability with respect to the Labor Agreements or any other labor or collective bargaining agreement, Contract or understanding with any labor union or bargaining representative of Business Employees, and, except as provided in Section 5.5(i), the Buyer will have no obligation to contribute to any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) in which Seller Parent or any of its subsidiaries participates or to which Seller Parent or any of its subsidiaries contributes relating to any union-represented Business Employees. Notwithstanding the prior provisions of this Section 5.5(c), Buyer shall provide, or cause to be provided, to each Transferred Employee subject to a Labor Agreement, or any other labor or collective bargaining agreement, Contract or understanding with any labor union or bargaining representative of Business Employees, initial base salaries and employee benefits (excluding equity-based compensation, retiree welfare, defined benefit pension and severance benefits) that are no less favorable in the aggregate to those provided to such Transferred Employees immediately prior to the Closing, recognizing that any changes to such initial wages, benefits and other terms and conditions of employment following Closing, may be subject to collective bargaining limitations.
(d)    Except as provided in this Section 5.5, the Buyer shall be solely responsible for all the Liabilities, obligations and costs relating to, and shall indemnify and hold harmless the Sellers and their Affiliates from and against, any claims made by any Business Employee for any severance or other separation benefits and for any other claim, cost, Liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of or in connection with (i) the termination of employment of any Transferred Employee after the Closing Date, or (ii) the failure of the Buyer or its Affiliates to make an offer of employment to any Business Employee (other than Business Employees identified in Section 5.5(a) of the Disclosure Schedules) or if the offer and/or terms and conditions of employment specified in this Section 5.5 are not satisfied with respect to any Business Employee or such offer is withdrawn by the Buyer for any reason (including, for the avoidance of doubt, because a Business Employee does not satisfy the Buyer’s background check). The Seller Parent shall be responsible for any claims of any Seller Severance Benefits, up to an aggregate amount, including employer and employee payroll taxes, of $2,000,000, solely with respect to the Business Employees identified in Section 5.5(a) of the Disclosure Schedules, and the Buyer shall be solely responsible for (and shall pay the Seller Parent and its Affiliates the aggregate amount of) all Seller Severance Benefits (including employer and employee payroll taxes) (x) in excess of the aggregate $2,000,000 with respect to the Business Employees identified in Section 5.5(a) of the Disclosure Schedules, or (y) that would arise out of or in connection with the failure of the Buyer to make an offer of employment to, and subsequent termination of, any Business Employee (other than Business Employees identified in Section 5.5(a) of the Disclosure Schedules) solely in connection with the transactions contemplated by this Agreement pursuant to the terms of this Section 5.5. With respect to Transferred Employees, the Buyer shall be responsible for all the Liabilities, obligations and costs relating to any employment discrimination, Occupational Safety and Health Act, or workers compensation claims arising out of or in connection with employment with the Sellers or its Affiliates prior to the Closing Date (other than with respect to the Labor Agreements or the Employee Benefit Plans and all assets thereof). Except as provided in this Section 5.5, separate and in addition to the severance or other separation benefits for which the Seller Parent is responsible under this Section 5.5(d), the Sellers shall be solely responsible for all Liabilities, obligations and costs relating to, and shall satisfy, and shall indemnify and hold harmless the Buyer and its Affiliates from and against, any claims made by any Former Business Employee or any Business Employee for any defined benefit pension benefit, retiree welfare benefit, and for any other claim, cost, Liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of or in connection with employment of any Former Business Employee or any Business Employee prior to the Closing Date (or, in the case of any Inactive Employee, arising out of or in connection with employment with any Seller prior to such Inactive Employee becoming a Transferred Employee).
(e)    Effective as of the Closing, the Transferred Employees and their eligible dependents shall cease active participation in the Employee Plans. Except as specifically provided otherwise in this Section 5.5, the Sellers hereby retain all Liabilities with respect to the Employee Plans and all assets thereof.
(f)    Sellers shall pay, in accordance with applicable Law, all unused vacation and sick pay days of each Transferred Employee with respect to employment with Sellers. The Buyer shall provide each Transferred Employee with credit for all service with the Sellers or any former entity for which the Sellers have previously credited each Transferred Employee, under each employee benefit plan, policy, program or arrangement in which such Transferred Employee is eligible to participate at or after the Closing, except to the extent that it would result in a duplication of benefits with respect to the same period of service.
(g)    The Buyer shall permit each Transferred Employee who has an account balance under a tax-qualified retirement plan of the Sellers or their Affiliates that includes a cash or deferred arrangement to directly roll over his or her account balance (including any loan note) into a tax-qualified retirement plan of the Buyer if such direct rollover is elected in accordance with applicable Law by such Transferred Employee.
(h)    The Buyer shall use commercially reasonable efforts to cause each employee benefit plan in which the Transferred Employees participate following the Closing to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any such plan that is a welfare benefit plan in which such Transferred Employees may be eligible to participate after the Closing to the extent that the Sellers provide the Buyer sufficient information regarding such status, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid during the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any such plans that are welfare plans in which such Transferred Employee is eligible to participate after the Closing to the extent that the Sellers provide the Buyer sufficient information regarding such amounts.
(i)    The provisions of this Section 5.5(i) are intended to satisfy the requirements of Section 4204 of ERISA in order that the transactions contemplated by this Agreement shall not be deemed a complete or partial withdrawal from the Fresno Plan, and the Sellers and the Buyer agree that such provisions shall be interpreted in the manner required by this Section 5.5(i) so as to accomplish this desired result. Accordingly, the Sellers and the Buyer agree to comply with the provisions of Section 4204 of ERISA as follows:
(i)    To the extent needed to comply with Section 4204(a)(1)(A) of ERISA, the Buyer will assume the obligation to contribute to the Fresno Plan for “substantially the same number” (within the meaning of Section 4204(a)(1)(A) of ERISA) of “contribution base units” for which the applicable Seller and its Affiliates had an “obligation to contribute” thereto with respect to the Transferred Assets (as those terms are defined in Sections 4001(a)(11) and 4212 of ERISA, respectively).
(ii)    If the Buyer withdraws from the Fresno Plan in a complete or partial withdrawal during the first five plan years beginning after the Closing Date, the Buyer will pay any resulting withdrawal Liability to the Fresno Plan in accordance with Section 4204(b)(1) of ERISA and, if the Liability of the Buyer with respect to the Fresno Plan is not paid, the applicable Seller will be secondarily liable to the Fresno Plan for any withdrawal Liability that such Seller would have had to such Fresno Plan but for the application of Section 4204 of ERISA as provided by Section 4204(a)(1)(C) of ERISA and the regulations issued thereunder. The Buyer shall defend and hold harmless the Sellers for all amounts paid to the Fresno Plan in accordance with this subparagraph (ii) and all costs incurred in connection therewith, including attorneys’ fees.
(iii)    Unless waived pursuant to subparagraph (iv) below, the Buyer will provide the Fresno Plan for five plan years beginning after the Closing Date, (x) a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, (y) an amount held in escrow by a bank or similar financial institution or (z) a letter of credit, in each case that complies with Section 4204(a)(1)(B) of ERISA and is satisfactory to the Fresno Plan, which bond, escrow or letter of credit will be paid to the Fresno Plan if the Buyer withdraws from the Fresno Plan, or materially fails to make a contribution when due, at any time during the first five consecutive plan years beginning after the Closing Date, in an amount equal to the greater of:
(A)    the average annual contribution required to be made by the applicable Seller to the Fresno Plan for the three plan years preceding the plan year in which the Closing Date occurs, or
(B)    the annual contribution that the applicable Seller was required to make to the Fresno Plan for the last plan year prior to the plan year in which the Closing Date occurs.

(iv)    In lieu of providing the bond, escrow or letter of credit contemplated by Section 5.5(i)(ii), the Buyer may obtain a waiver, exemption, or variance of the requirement under ERISA that it provide such bond, escrow, or letter of credit in compliance with Section 4204(c) of ERISA and the regulations thereunder. The Sellers and the Buyer shall reasonably cooperate in preparing any such waiver request.
(v)    If all, or substantially all, of the applicable Seller’s assets are distributed, or if the applicable Seller is liquidated before the end of the fifth plan year described in subparagraph (ii) above, then the applicable Seller shall provide a bond or amount in escrow equal to the present value of the withdrawal Liability that the applicable Seller would have had but for this subsection in accordance with Section 4204(a)(3)(A) of ERISA. The applicable Seller may seek waiver of this requirement pursuant to the PBGC guidance.
(vi)    If only a portion of the applicable Seller’s assets are distributed during such period, then a bond or escrow shall be provided in accordance with Section 4204(a)(3)(B) and regulations prescribed by the PBGC.
(vii)    The Buyer shall, or shall cause its affiliate to, timely notify the Fresno Plan of the transactions contemplated by this Agreement and to provide the Fresno Plan with any information that the Fresno Plan requires to demonstrate compliance with the terms of Section 4204 of ERISA.
(viii)    In the event the Fresno Plan asserts a claim that the “sale of assets” exception under Section 4204 of ERISA is not available, the Buyer and the Sellers shall jointly defend such claim, with neither party settling the claim without the other’s consent. The expenses of such defense shall be divided equally between the Buyer, on the one hand, and the Sellers, on the other hand.
(j)    As soon as reasonably possible after the date of this Agreement, the Seller Parent shall use commercially reasonable efforts to take the actions set forth in Section 5.5(j) of the Disclosure Schedule.
(k)    Nothing contained in this Section 5.5 shall (i) be treated as an amendment of any Employee Plan or any employee benefit plan of the Buyer or any Affiliate, (ii) give any third-party any right to enforce the provisions of this Section 5.5 or (iii) obligate the Buyer or any of its Affiliates to (x) maintain any particular benefit plan or (y) retain the employment of any particular employee.
Section 5.6    Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated by this Agreement or by the Ancillary Agreements pursuant to the terms of the confidentiality agreement dated August 17, 2020 between the Buyer and the Seller Parent (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.6 shall terminate; provided, however, that after the Closing Date, the Confidentiality Agreement shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement)

exclusively relating to the Business or otherwise constituting a Transferred Asset. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Throughout the period that begins on the Closing Date and ends on the fifth anniversary of the Closing Date (except, with respect to any Confidential Information that constitutes a trade secret under applicable Law, the Sellers shall use commercially reasonable efforts to maintain the confidentiality of such trade secret so long as such Confidential Information remains a trade secret under applicable Law), the Seller Parent shall, and shall cause each of its Subsidiaries and each of its and their Representatives to, treat and hold as confidential all, and shall not disclose, and shall cause each of its Subsidiaries and each of its and their Representatives to not disclose, any information to the extent concerning the Business that is not generally available to the public (the “Confidential Information”) and shall refrain, and shall cause each of Subsidiaries and each of its and their Representatives to refrain, from using any of the Confidential Information except in connection with the performance by the Sellers of their obligations under this Agreement; provided, however, that Confidential Information shall not include any information that (a) is or becomes publicly available other than as a result of a disclosure in violation of this Section 5.6, (b) is or becomes available to the Seller Parent, its Subsidiaries, or its or their Representatives on a non-confidential basis from a source other than the Buyer, provided that such source was not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Buyer or its Affiliates or (c) is independently developed by the Seller Parent, its Subsidiaries, or its or their Representatives without use of, reliance on or reference to any Confidential Information. In the event that the Seller Parent, any of its Subsidiaries or any of its or their Representatives is requested or required (by oral question or request for information or documents in any legal Action, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, to the extent permitted by applicable Law, the Seller Parent shall notify the Buyer promptly of the request or requirement so that the Buyer, at the Buyer’s sole cost and expense, may seek an appropriate protective Order. If, in the absence of a timely protective Order or a duly given waiver by the Buyer, the Seller Parent, its applicable Subsidiary or its or their applicable Representative is, on the advice of counsel (including internal counsel), required to disclose any Confidential Information to any tribunal, the Seller Parent, its applicable Subsidiary or its or their applicable Representative may disclose such Confidential Information to the tribunal; provided, however, that the disclosing Person shall use its commercially reasonable efforts to obtain, at the request, and sole cost and expense, of the Buyer, an Order or other assurance that confidential treatment shall be accorded to the Confidential Information required to be disclosed.
Section 5.7    Consents and Filings.
(a)    Each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable (including satisfaction, but not waiver, of the closing conditions set forth in Article VI), including to (i) obtain from Governmental Authorities all consents, registrations, approvals, permits and authorizations as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) promptly (and in no event later than 10 Business Days after the date hereof) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law. The Buyer shall pay all filing fees for the filing under the HSR Act.
(b)    Without limiting the generality of the parties’ undertaking pursuant to Section 5.7(a), the parties agree to use their reasonable best efforts to cause the expiration or early termination of the waiting period required under the HSR Act or any other applicable Law so as to enable the parties hereto to close the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable and in no event later than the Termination Date, including complying with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Governmental Authority. In furtherance and not in limitation of the foregoing, the Buyer agrees to (x) defend against any action of any Governmental Authority or any other party that attempts to enjoin the transactions and (y) divest or hold separate any of the Transferred Assets, but only to the extent those assets are not material to the Business, taken as a whole, and such divestiture or holding separate is conditioned upon the Closing. Notwithstanding any provision to the contrary herein, in no event shall any party be required to take any action under this Section 5.7(b) or Section 5.7(a) if there has been entered any preliminary injunction or similar Order to enjoin consummation of the transactions contemplated by this Agreement. The Buyer shall not be required to agree to divest or hold separate any of its or its Affiliates’ operations or assets.
(c)    Each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters set forth in this Section 5.7 and permit the other party to review in advance any proposed communication by such party to any Governmental Authority in connection therewith. No party to this Agreement (or its Affiliates) shall agree to participate in any meeting with any Governmental Authority in respect of any such matter unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the matters set forth in this Section 5.7 and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the foregoing.
Section 5.8    Release of Guarantees. The parties hereto agree to cooperate and use their commercially reasonable efforts to obtain, on or prior to the Closing Date, the release of the Sellers or their Affiliates that are a party to or otherwise have Liability with respect to the guarantees, performance bonds, bid bonds and other similar agreements listed in Section 5.8 of the Disclosure Schedules (the “Seller Guarantees”). In the event any of the Seller Guarantees are not released prior to or at the Closing, the Buyer will indemnify and hold the Sellers and their Affiliates that are a party to or otherwise have Liability with respect to each such Seller Guarantee harmless from any and all payments required to be made under, and the costs and expenses incurred in connection with, such Seller Guarantee by the Sellers or their Affiliates that are a party to or otherwise have Liability with respect to such Seller Guarantee until such Seller Guarantee is released with respect to the Business, provided that, the Buyer’s obligations under this sentence do not apply to any payments required to be made under, or any costs or expenses incurred in connection with, any Seller Guarantee other than those that are exclusively related to the Business.
Section 5.9    Use of Names, Marks and Intellectual Property; Transitional License; UPC Codes and Prefixes.
(a)    The Buyer acknowledges and agrees that the Sellers are not conveying ownership rights in or, except as expressly set forth in this Section 5.9 or in the Transition Services Agreement, granting the Buyer or any Affiliate of the Buyer any right or license to use any of the marks of the Sellers or any of their Affiliates (including the names “Kraft” or “Heinz” or any mark incorporating the names “Kraft” or “Heinz” or confusingly similar thereto), or any trade dress of the Sellers or any Affiliate of the Sellers, including trade dress associated with or including the “Kraft” or “Heinz” marks (collectively, the “KHC Marks”) and, after the Closing, the Buyer shall not use, or permit any Affiliate of the Buyer to use, in any manner the KHC Marks, or any mark that is confusingly similar to the KHC Marks. Notwithstanding the foregoing, the Sellers hereby consent to the transitional use of the KHC Marks by the Buyer and its Affiliates solely to permit the Buyer and its Affiliates to sell or otherwise dispose of the Business’s existing inventory of Products, Product packaging, marketing and promotional materials, letterhead, business cards and any other supplies or materials bearing any KHC Marks or any marks confusingly similar thereto (collectively, “Materials”) in existence and in the possession or control of the Business as of the Closing solely during the 180 day period immediately following the Closing (the “Transitional Period”); provided, that (i) the Buyer shall use reasonable best efforts to modify any existing inventory and stock of Materials to conspicuously state that the Business is no longer owned and operated by the Sellers and their Affiliates and (ii) the Buyer must transition to its own proprietary marks and sell or otherwise dispose of all such Materials during the Transitional Period and thereafter cease all use of the KHC Marks, and any Materials remaining in the possession or control of the Buyer upon the expiration of the Transitional Period shall be destroyed by the Buyer or otherwise disposed of as directed by the Sellers. The Sellers will consider in good faith any reasonable request by the Buyer to extend the Transitional Period, including in the event that the Buyer does not receive the Transferred Assets necessary for the Buyer to begin fulfilling its obligations under this Section 5.9(a) immediately following the Closing. For the avoidance of doubt, the rights granted in this Section 5.9(a) do not and shall not be construed to grant the Buyer or any of its Affiliates any right to make, have made, manufacture or have manufactured any Materials upon or after the Closing. In the event the Buyer or any Affiliate of the Buyer violates any of its obligations under this Section 5.9(a), the Sellers may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. The Buyer acknowledges that a violation of this Section 5.9(a) may cause the Sellers and their Affiliates irreparable harm which may not be adequately compensated for by money damages. The Buyer therefore agrees that in the event of any actual or threatened violation of this Section 5.9(a), the Sellers shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against the Buyer or such Affiliate of the Buyer to prevent any violations of this Section 5.9(a).
(b)    Effective as of the Closing, the Seller Parent hereby grants to the Buyer and its Affiliates, and the Buyer hereby accepts, on behalf of itself and its Affiliates, a transitional, non-exclusive, worldwide, royalty-free, fully paid-up, sublicensable (but only to any Affiliates, manufacturers, packagers, distributors, and other third parties reasonably necessary to produce and distribute the Products), non-transferable, non-assignable, right and license to use the trademarks and service marks set forth on Section 5.9(b) of the Disclosure Schedules (the “KHC Licensed Marks”) for a term of two years (the “License Term”) solely in connection with the manufacture, labeling, distribution, marketing and sale of the Products by the Buyer and its Affiliates after the Closing substantially in the manner the Products were manufactured, labeled, distributed, marketed and sold as of the Closing (including with respect to the style, appearance and quality of the Products) and (i) Buyer shall not use the KHC Licensed Marks in a manner detrimental to Seller Parent’s rights in the KHC Licensed Marks or the goodwill associated therewith, and (ii) Seller Parent shall, upon reasonable notice to Buyer, have the right to inspect the quality of the Products and the use of the KHC Licensed Marks; provided, that, during the License Term, the Buyer shall transition from, and cease all use of, the KHC Licensed Marks on the Products, and any Products containing the KHC Licensed Marks remaining in the possession or control of the Buyer upon the expiration of the License Term shall be destroyed by the Buyer or otherwise disposed of as directed by the Sellers. Except for the license granted in this Section 5.9(b), all rights in the KHC Licensed Marks are reserved by Seller Parent and all goodwill arising from Buyer’s use of the KHC Licensed Marks inures to the benefit of Seller Parent.
(c)    Effective as of the Closing, the Buyer hereby grants to the Seller Parent and its Affiliates, and the Seller Parent hereby accepts, on behalf of itself and its Affiliates, a transitional, non-exclusive, worldwide, royalty-free, fully paid-up, sublicensable (but only to any Affiliates, manufacturers, packagers, distributors, and other third parties reasonably necessary to produce and distribute the P3 protein and snacking products that contain nuts), non-transferable, non-assignable, right and license to use the trademarks and service marks set forth on Section 5.9(c) of the Disclosure Schedules (the “Buyer Licensed Marks”) for a term of the License Term solely in connection with the manufacture, labeling, distribution, marketing and sale of the P3 protein and snacking products that contain nuts after the Closing substantially in the manner such products were manufactured, labeled, distributed, marketed and sold as of the Closing (including with respect to the style, appearance and quality of such products) and (i) Seller Parent shall not use the Buyer Licensed Marks in a manner detrimental to Buyer’s rights in the Buyer Licensed Marks or the goodwill associated therewith, and (ii) Buyer shall, upon reasonable notice to Seller Parent, have the right to inspect the quality of such products and the use of the Buyer Licensed Marks; provided, that, during the License Term, the Seller Parent shall transition from, and cease all use of, the Buyer Licensed Marks on the P3 products, and P3 products bearing the Buyer Licensed Marks remaining in the possession or control of the Seller Parent and its Affiliates upon the expiration of the License Term shall be destroyed by the Seller Parent and its Affiliates or otherwise disposed of as directed by the Buyer. Except for the license granted in this Section 5.9(c), all rights in the Buyer Licensed Marks are reserved by Buyer and all goodwill arising from Seller Parent’s use of the Buyer Licensed Marks inures to the benefit of Buyer.
(d)    Without limiting any Seller’s other obligations hereunder, the Sellers shall cooperate with the Buyer, at the Buyer’s sole cost and expense, during the 30 day period immediately following the Closing to transfer all of the UPC Codes and Prefixes (including the Product GS1 Company prefixes on the GS1 US, Inc. register) to the Buyer, and the Sellers shall provide the Buyer with the appropriate Transfer Request Form and Release Letter in form and substance mutually agreed by the parties necessary to effectuate such transfers, in each case signed by a duly authorized officer of the applicable Sellers.

Section 5.10    Refunds and Remittance. After the Closing: (a) if the Sellers or any of their Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Sellers promptly shall remit, or shall cause to be remitted, such amount to the Buyer and (b) if the Buyer or any of its Affiliates receives any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Sellers or any of their Affiliates in accordance with the terms of this Agreement, the Buyer promptly shall remit, or shall cause to be remitted, such amount to the Sellers.
Section 5.11    Bulk Transfer Laws. The Buyer hereby waives compliance by the Sellers with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Transferred Assets to the Buyer.
Section 5.12    Public Announcements. Upon execution of this Agreement, the parties shall jointly issue a press release in a form agreed upon by the Buyer and the Seller Parent. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law, any regulatory or supervisory body, the rules of any securities exchange to which the disclosing party is subject, or any listing agreement of any party hereto.
Section 5.13    Insurance.
(a)    From and after the Closing Date, the Business shall cease to be insured by the Sellers’ or any of their Affiliates’ insurance policies or by any of their self-insurance programs. For the avoidance of doubt, the Sellers shall retain all rights to control its insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs and the Sellers shall retain any premiums or other retentions paid by the Business prior to the Closing Date in respect of any insurance coverage.
(b)    To the extent any Seller has in force any policies of insurance insuring any material personal property or Owned Real Property included in the Transferred Assets, any proceeds of any insurance payable in respect of any damage to such Transferred Assets that occurs from and after the date of this Agreement and before the Closing shall be received by each such Seller in trust for the Buyer and, to the extent the damage to such Transferred Assets to which the proceeds pertain has not been repaired or restored prior to the Closing, such proceeds shall be paid over to the Buyer at the Closing or, if no proceeds have been received before the Closing, each such Seller shall pay over any proceeds actually received in respect of such damage (net of reasonable expenses and deductibles) to the Buyer after the Closing. Nothing in this Section 5.13(b) limits or expands in any matter the conditions set forth in Section 6.3.
Section 5.14    Further Assurances; Wrong Pockets; Misdirected Mail.

(a)    Each Seller shall, and shall cause its Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as the Buyer may reasonably request to effect, consummate, confirm or evidence the sale and transfer to the Buyer of the Transferred Assets, or to vest ownership of the Transferred Assets in the Buyer of the Business or to otherwise carry out the purposes of this Agreement. Without limiting the foregoing, upon the written request of the Buyer, the Seller Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause third parties possessing any Transferred Assets to promptly deliver such Transferred Assets to the Buyer. The Buyer shall, and shall cause its Affiliates to, execute and deliver such further instruments of assumption and take such additional action as the Seller Parent may reasonably request to effect, consummate, confirm or evidence the transactions contemplated hereby, or to otherwise carry out the purposes of this Agreement.
(b)    Without limiting the generality of the foregoing, if at any time following the Closing it becomes apparent that any Transferred Asset that should have been transferred to the Buyer pursuant to this Agreement was not so transferred, or any asset unrelated to the Transferred Assets was inadvertently transferred to the Buyer, each Seller shall, and shall cause its applicable Affiliates to, or the Buyer shall, and shall cause its Affiliates to, as applicable, in each case as promptly as practicable: (A) transfer all rights, title and interest in such asset to the Buyer or as the Buyer may direct, or to the Sellers or as the Sellers may direct, as applicable, in each case for no additional consideration; and (B) hold its right, title and interest in and to such asset in trust for the applicable transferee until such time as such transfer is completed.
(c)    Effective upon the Closing Date, the Buyer shall have the right to receive and open all mail, packages and other communications addressed to any Seller, and each Seller agrees to deliver promptly to the Buyer any such mail, packages or other communications received directly or indirectly by any Seller that relate to the Business, the Transferred Assets or the Assumed Liabilities. The Buyer shall promptly deliver to the Seller Parent all mail, packages and other communications received by it that relates to the Sellers, but does not relate to the Business, the Transferred Assets or the Assumed Liabilities.
Section 5.15    Tax Matters.
(a)    The Buyer and the Seller Parent shall each be responsible for one-half of any and all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, recordation or similar Taxes and all recording or filing fees, notarial fees and other similar costs (including all interest, penalties and additions imposed with respect to such amounts) incurred by the Sellers or the Buyer as a result of the transactions contemplated by this Agreement (the “Transfer Taxes”). For purposes of clarity and without limiting the foregoing, with respect to the Owned Real Property located in Virginia, the Buyer and the Seller Parent shall each be responsible for one-half of the payment at the Closing of the Virginia grantor’s Tax, the state and local grantee’s Tax, any regional congestion relief fee, and all other filing fees and recordation taxes imposed in connection with the recordation of the Virginia Deed. The party customarily responsible under applicable Law shall file all necessary Tax Returns with respect to Transfer Taxes and the non-preparing party shall (i) cooperate in duly and properly preparing, executing, and filing any certificates or other documents required to be filed in connection with such Transfer Taxes and (ii) remit to the other party its share of Transfer Taxes pursuant this Section 5.15 three days before the filing of such Return.

(b)    Whenever it is necessary under this Agreement to determine the portion of any Taxes with respect to the Buyer, the Sellers or the Transferred Assets that is allocable to the portion of a taxable year or period ending on or before the Closing Date, the determination shall be made (i) in the case of any property or ad valorem Taxes which are imposed on a periodic basis, ratably on a per diem basis and (ii) in the case of any other Taxes, based on an interim closing of the books of the Business as of the end of the Closing Date; provided, however, that any transaction taking place, or item of income or gain arising, outside of the ordinary course of business on the Closing Date (if caused by or at the direction of the Buyer) or after the Closing shall be deemed to have taken place or arisen after the Closing Date.
(c)    Neither the Buyer nor its Affiliates shall, without the prior written consent of the Seller Parent in its sole discretion, (A) re-file or amend any Returns with respect to the Transferred Assets for any taxable period that precedes or includes the Closing Date or (B) request an audit by any Governmental Authority that may result in an assessment for such taxable period. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be liable for indemnification for any Taxes that arise as a result of a breach by the Buyer of the covenants contained in this Section 5.15.
(d)    The Sellers and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing their respective Returns and in connection with any audit with respect to any Taxes related to the Transferred Assets, including maintaining and making available to each other all records necessary in connection with such Taxes. Any documents requested by the Buyer or the Sellers shall be limited to those documents that reasonably relate to the Returns (including any work papers connected thereto), disputes and other matters relating to Taxes in respect of the Business and the Transferred Assets. Nothing in this Section 5.15 shall be interpreted as requiring either party to disclose to the other party confidential information that does not relate to the Returns (including any work papers connected thereto), disputes and other matters relating to Taxes in respect of the Business and the Transferred Assets, and either party may make appropriate redactions to documents provided to protect such confidential information.
Section 5.16    Exclusivity. The Seller Parent agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Section 7.1, the Seller Parent shall not, and shall cause each of its Affiliates and Representatives to not, directly or indirectly (i) solicit, initiate, seek, encourage or accept any other inquiries, proposals or offers from any Person (other than the Buyer and its Affiliates) relating to any acquisition or purchase of all or any material portion of the Business, whether effected by sale of assets, sale of stock, merger, tender offer, share exchange, joint venture, business combination or otherwise, other than Inventory to be sold in the ordinary course of business consistent with past practice; or (ii) participate in any discussions or negotiations regarding, enter any agreement with respect to, or furnish to any other Person any information with respect to, any of the foregoing; provided, that nothing herein shall limit or restrict in any manner any discussions, negotiations or transaction involving any change of control or other transaction related to the securities or all or substantially all of the assets of the Seller Parent or any other corporate transaction not primarily related to the Business.
Section 5.17    Audited Financial Statements; Financing.

(a)    As soon as practicable following the date hereof (and, in any event, before May 28, 2021), the Seller Parent shall deliver to the Buyer the audited combined balance sheets of the Business as of December 26, 2020 and December 28, 2019, and the related combined statements of income, comprehensive income, cash flows and changes in net parent investment for the years then ended (the “Audited Financial Statements”). If the Seller Parent fails to deliver the Audited Financial Statements to the Buyer prior to the Closing, such failure shall be deeded a breach of covenant that constitutes the failure of the condition set forth in Section 6.3(b). Notwithstanding anything to the contrary set forth in this Agreement, (i) no representation or warranty is made with respect to the Audited Financial Statements, (ii) the Purchase Price shall not be adjusted or revised in any manner as a result of the Audited Financial Statements and (iii) the Buyer acknowledges and agrees that nothing set forth in such Audited Financial Statements shall be a condition to, or otherwise impact, the Closing.
(b)    Prior to the Closing, the Seller Parent shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Subsidiaries and its and their Representatives to, cooperate, at the Buyer’s expense, as is customary in connection with the arrangement of the financing contemplated by the Buyer’s contemplated borrowing facility or any alternative financing for the transactions contemplated herein as may be reasonably requested by the Buyer. Without limiting any Seller’s other obligations hereunder, nothing in this Section 5.17(b) will require such cooperation to the extent that it would: (i) unreasonably disrupt or interfere with the business or operations of the Business; (ii) require any Seller to pay any fees, incur or reimburse any material out-of-pocket costs or expenses or other Liability (except to the extent such expenses or Liabilities advanced by the Buyer), or make any material payment in connection with any financing; (iii) require any Seller or any of its Affiliates to enter into any Contract, or agree to any change or modification of any Contract; (iv) reasonably be expected to cause any representation, warranty or covenant in this Agreement to be breached by any Seller; or (v) reasonably be expected to cause any Representative of any Seller to incur any personal Liability.
Section 5.18    Restrictive Covenants.
(a)    To further ensure that the Buyer receives the expected benefits of acquiring the Business, the Seller Parent agrees that, throughout the period that begins on the Closing Date and ends on the third anniversary of the Closing Date, the Seller Parent will not, and will cause each of its Affiliates to not, directly or indirectly, engage in the Restricted Business or own, operate, be a partner, stockholder, co-venturer or otherwise invest in, or acquire or hold any interest in, any Person that engages in the Restricted Business anywhere in the world; provided, however, that the foregoing shall not restrict (i) any Seller or any of its Affiliates from (x) engaging in the Retained Business (but subject to the restrictions on future extensions of the Seller Parent’s P3 platform, as set forth in the definition of Restricted Business) as currently conducted or proposed to be conducted; (y) engaging in any transaction, including any acquisition, and, pursuant to such acquisition, continuing to hold or own any business or Person engaged in any Restricted Business if such Restricted Business accounts for less than 15% of the consolidated annual revenues of the acquired business or acquired Person(s), taken as a whole, globally in the year prior to such acquisition, so long as the Seller Parent and its Affiliates do not extend or expand such Restricted Business; or (z) engaging in any acquisition of any business or Person for whom the Restricted Business accounts for more than 15% of the consolidated annual revenues of the acquired business or acquired Person(s), taken as a whole, globally in the year prior to such acquisition, if, within one year of the consummation of such acquisition, such Seller or its applicable Affiliate divests such Restricted Business, so long as the Seller Parent and its Affiliates include the Buyer as a potential purchaser in the process to divest such Restricted Business; or (ii) any Person that engages in a Restricted Business that acquires any Seller or any of their Affiliates.
(b)    To further ensure that the Buyer receives the expected benefits of acquiring the Business, the Seller Parent agrees that, throughout the period that begins on the Closing Date and ends on the second anniversary of the Closing Date, the Seller Parent will not, and will cause each of its Affiliates to not, directly or indirectly, employ, attempt to employ, or solicit for employment any Business Employee who is employed by the Buyer or its Affiliates immediately following the Closing; provided, however, that nothing herein prohibits any Seller or any Affiliate of any Seller from any (i) general solicitation for employment (including in any newspaper or magazine, over the internet or by any search or employment agency) if not specifically directed towards the Business Employees, (ii) hiring of any individual where the initial contact with such individual regarding such hiring arose from any such general solicitation, or (iii) soliciting for employment or hiring any individual who at the time of such solicitation and hiring is not employed by the Buyer or any Affiliate of the Buyer, provided that such individual’s employment with the Buyer or such Affiliate if the Buyer was not terminated voluntary by such individual within six months of the date on which such solicitation is made.
(c)    The Seller Parent acknowledges and agrees that (i) this Section 5.18 is reasonable and necessary to ensure that the Buyer receives the expected benefits of acquiring the Business, (ii) the Buyer has refused to enter into this Agreement in the absence of this Section 5.18 and (iii) breach of this Section 5.18 may harm the Buyer to such an extent that monetary damages alone may be an inadequate remedy and the Buyer may not have an adequate remedy at Law. Therefore, in the event of a breach by the Seller Parent of this Section 5.18, the Buyer (in addition to all other remedies it may have) will be entitled to seek an injunction and other equitable relief (without posting any bond or other security) restraining the Seller Parent (or any Affiliate of the Seller Parent) from committing or continuing such breach and to enforce specifically this Agreement and its terms.
Section 5.19    Datasite. Promptly upon the Buyer’s request within the 10 days following the Closing, at the cost and expense of the Buyer, the Seller Parent shall deliver, or cause Datasite to deliver, to the Buyer hard drives or other digital storage devices containing copies of the documents and information uploaded to the electronic documentation site established by the Sellers for the transactions contemplated hereby and hosted by Datasite.
Section 5.20    Release of Encumbrances. In connection with the Closing, the Seller Parent shall use commercially reasonable efforts to provide the Buyer with releases, termination statements or satisfactions, as applicable, as to all Encumbrances on the Transferred Assets (other than Permitted Encumbrances).
Section 5.21    Integration Planning. As promptly as reasonably practicable after the date hereof, each of the Buyer and the Seller Parent shall designate individuals from their respective organizations to work, in good faith and subject to applicable Law, to develop a post-Closing integration plan for the Business. Neither party shall have control over the other party’s (or its

Affiliates’) operations, businesses, or decision-making before the Closing, and control over all such matters shall remain in the hands of the relevant party (and its Affiliates), in each case subject to the terms and conditions of this Agreement.
Section 5.22    Seller Parent. To the extent that any Seller other than Seller Parent has any obligation hereunder or the Seller Parent has an obligation hereunder that would more appropriately be completed by another Seller (or, in order to fully perform such obligation, another Seller would also need to take action with respect thereto), the Seller Parent will cause such Seller to fulfill such obligation subject to the other terms and conditions set forth in this Agreement. Additionally, where any Seller other than the Seller Parent grants any rights under this Agreement or makes any acknowledgement, the Seller Parent grants such rights or makes such acknowledgements on behalf of such Seller (and will cause such Seller to grant such right or make such acknowledgement, if necessary, subject to the other terms and conditions set forth in this Agreement).
Section 5.23    R&W Insurance Policy. The Buyer shall not (i) terminate the R&W Policy bound at the execution of this Agreement or (ii) amend the waiver of subrogation provisions in Section VIII.B of the R&W Policy in any manner adverse to the Seller Parent and its Affiliates, in each case, without the prior written consent of the Seller Parent.
Section 5.24    Subject Actions.
(a)    From and after the Closing, but subject to this Section 5.24(a), the Buyer shall appoint and direct counsel at its sole discretion, cost and expense, and assume control of and have authority, with respect to all Actions to the extent constituting Assumed Liabilities that are pending as of the Closing or later filed or initiated by any Person (each such action is a “Subject Action”), including the prosecution and defense of the matters and all efforts to resolve them. The Buyer may, in its sole discretion, exercise its authority to resolve any Subject Action through monetary settlement, agreement as to substantive non-monetary terms, or consent judgment; provided, however, that no compromise or settlement of such Subject Action in any manner adverse to the Seller Parent or its Affiliates may be effected by the Buyer without the Seller Parent’s consent (which consent shall not be unreasonably withheld) unless (1) there is no finding or admission of any violation of applicable Law or the rights of any Person by the Seller Parent (or any of its Affiliates or their respective directors, managers, officers, employees, shareholders, members, agents, or representatives) and no effect on any other claims made against the Seller Parent (or any of its Affiliates or their respective directors, managers, officers, employees, shareholders, members, agents, or representatives), and (2) the sole relief provided is monetary damages that are paid in full by the Buyer.
(b)    In the event and for so long as any party is actively contesting or defending against any Action (other than an Action against any other party to this Agreement) in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existed on or prior to the Closing Date involving the Business, each of the other parties will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VIII hereof); provided, however, that costs and expenses as used in this paragraph shall not include attorney’s fees without the consent of the contesting or defending party. The Buyer and each applicable Seller further agree that they share a common interest in each such Action and, to the fullest extent permitted by applicable Law, their communications related to or regarding each such Action are confidential to the parties and are further protected by the common interest doctrine.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1    General Conditions. The respective obligations of the Buyer and the Seller Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by the Buyer or the Seller Parent in such party’s sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
(a)    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
(b)    Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.
Section 6.2    Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller Parent in its sole discretion:
(a)    The representations and warranties of the Buyer contained in Article IV shall be true and correct as of the date hereof and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)    The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
(c)    The Seller Parent shall have received a certificate, dated as of the Closing Date and duly executed by an authorized officer of the Buyer, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:
(a)    (i) The representations and warranties set forth in Sections 3.2, 3.4(a) and 3.17 shall be true and correct in all respects as of the date hereof and as of the Closing Date or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date; and (ii) the other representations and warranties of the Seller Parent contained in Article III shall be true and correct as of the date hereof and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except, in the case of this clause (ii) only, where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein, other than with respect to (x) the representations and warranties set forth in Section 3.6(b) and (y) the term “Material Contract”) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Each of the Sellers shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
(c)    Since the date of this Agreement, there shall not have been any change, event, or occurrence that has had a Material Adverse Effect that is continuing.
(d)    The Buyer shall have received a certificate, dated as of the Closing Date and duly executed by an authorized officer of the Seller Parent certifying that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.
ARTICLE VII
TERMINATION
Section 7.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of the Buyer and the Seller Parent;
(b)    (i) by the Seller Parent, if the Seller Parent is not in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller Parent or (ii) by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and the Seller Parent breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3, (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;
(c)    by either the Seller Parent or the Buyer if the Closing shall not have occurred by December 27, 2021 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date; or
(d)    by either the Seller Parent or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 5.7.
The party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give prompt written notice of such termination to the other party.
Section 7.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability on the part of either party except (a) for the provisions of Section 3.17 and Section 4.5 relating to broker’s fees and finder’s fees, Section 5.6 relating to confidentiality, Section 5.12 relating to public announcements, this Section 7.2 and Article IX and (b) that nothing herein shall relieve either party from Liability for any Fraud or willful breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement (provided, that any failure of the Buyer to pay the Purchase Price if and when due shall be deemed to be a “willful breach”).
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival.
(a)    The representations and warranties of the parties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of 12 months thereafter. Each covenant and agreement (i.e., other than representations and warranties) herein that is to be fully performed prior to the Closing (each a “Pre-Closing Covenant”) shall survive the Closing and continue in full force and effect for a period of three months thereafter. Each other covenant and agreement shall survive in accordance with its terms. The expiration of the applicable survival period for the representations, warranties, covenants, and agreements provided herein shall not affect the rights of a party in respect of any claim made by such party in a notice, given in compliance with Section 8.5 or Section 8.6 (as applicable), to the indemnifying party before the expiration of the applicable survival period.
(b)    The right to indemnification, reimbursement, or other remedy based on the representations, warranties and covenants of any party to this Agreement shall not be affected by (i) any investigation, analysis or evaluation conducted by any other party or its representatives with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Agreement) with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, or (ii) the waiver of any condition based on the accuracy of any representation or warranty or on the performance of or compliance with any covenant or obligation.
Section 8.2    Indemnification by Sellers. The Seller Parent will indemnify the Buyer and its Affiliates and their respective directors, managers, officers, employees, agents, representatives, successors and assigns (collectively, the “Buyer Group”) from and against any and all Damages that are incurred by the Buyer Group arising from or related to:
(a)    any breach of any representation or warranty made by the Seller Parent in this Agreement or in any certificate delivered by the Seller Parent pursuant to this Agreement;
(b)    any breach of or failure by any Seller to perform any covenant or obligation set out or contemplated in this Agreement; or
(c)    any Excluded Assets or any Excluded Liabilities.
Section 8.3    Indemnification by the Buyer. The Buyer will indemnify the Seller Parent and its Affiliates and their respective directors, managers, officers, agents, representatives, successors and assigns (collectively, the “Seller Group”) harmless from and against any and all Damages that are incurred by the Seller Group arising from or related to:
(a)    any breach of any representation or warranty made by the Buyer in this Agreement or in any certificate delivered by the Buyer pursuant to this Agreement;
(b)    any breach of or failure by the Buyer to perform any covenant or obligation set out or contemplated in this Agreement; or
(c)    any Transferred Assets or Assumed Liability.
Section 8.4    Indemnification Matters.
(a)    The maximum amount of indemnification payments the Buyer Group shall be entitled to receive from the Seller Parent for Damages under Section 8.2(a) and for any breach of or failure by the Seller Parent to perform any Pre-Closing Covenant shall be $12,500,000 in the aggregate (the “Indemnification Cap”); provided, however, that the foregoing limitation shall not apply to any breach of any representation or warranty made by the Seller Parent in this Agreement which constitutes Fraud.
(b)    The Seller Parent shall have no Liability under Section 8.2(a) (other than for any breach of any representation or warranty made by the Seller Parent in this Agreement which constitutes Fraud, for which indemnification shall be available on a first-dollar basis) or for any breach of or failure by the Seller Parent to perform any Pre-Closing Covenant with respect to a single indemnification claim (or series of related indemnification claims) until the aggregate of all Damages arising out of such single claim (or series of related indemnification claims) exceeds $150,000 (such amount being the “Per-Claim-Test”), at which point an indemnification claim can be made for the entire amount of such claim (including the amount equal to or less than the

Per-Claim-Test).
(c)    The Seller Parent shall have no Liability under Section 8.2(a) (other than for any breach of any representation or warranty made by the Seller Parent in this Agreement which constitutes Fraud, for which indemnification shall be available on a first-dollar basis) or for any breach of or failure by the Seller Parent to perform any Pre-Closing Covenant until the aggregate of all Damages arising out of all matters set forth in Section 8.2(a) and for any breach of or failure by the Seller Parent to perform any Pre-Closing Covenant, in the aggregate, exceeds $12,500,000 (the “Deductible”). Damages equal to or less than the PerClaim Test for which Seller Parent does not have an indemnification obligation as a result of Section 8.4(b) will not be included in determining whether Damages exceed the Deductible.
(d)    The amount of any and all Damages to which the Buyer Group is entitled pursuant to the provisions of Section 8.2(a) will be determined net of any amounts actually recovered by the Buyer Group under insurance policies, third party indemnities or other collateral sources with respect to such Damages (and no right of subrogation shall accrue to any such third-party indemnitor or insurer hereunder). An Indemnified Party shall use commercially reasonable efforts to collect any applicable insurance proceeds, provided, however, that attempts to collect such proceeds are not a precondition to the Buyer Group being awarded or collecting any Damages from the Seller Parent. If an Indemnified Party (or any of its Affiliates) later actually recovers amounts described in this Section 8.4(d) and such amounts did not properly reduce indemnified Damages in accordance with the immediately preceding sentence, such Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party such recovered amounts up to, but not to exceed, the amount of such Damages for which such Indemnified Party actually received indemnification pursuant to this Article VIII as promptly as practicable following the receipt of such recovered amounts.
(e)    Upon any Indemnified Party’s becoming aware of any claim as to which indemnification may be sought by such Indemnified Party pursuant to this Article VIII, such Indemnified Party shall utilize commercially reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Damages.
(f)    For purposes of this Article VIII, in determining the amount of Damages arising from or relating to any such breach or inaccuracy, and for purposes of determining whether any breach of or inaccuracy in any representation or warranty in this Agreement occurred, all materiality and Material Adverse Effect qualifiers will be ignored and each such representation and warranty will be read and interpreted without regard to such qualifier, in each case, other than with respect to (x) the representations and warranties set forth in Section 3.6(b) and (y) the term “Material Contract”.
(g)    All Damages shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damage constituting a breach of more than one representation, warranty, covenant or agreement. No Damages may be recovered under this Article VIII to the extent such Damages were actually taken into account in the calculation of the Actual Inventory Amount.

(h)    In the event that the Buyer Group seeks indemnification from the Seller Parent pursuant to Section 8.2 for a claim or related set of claims based upon facts or circumstances that could reasonably be expected to be subject to coverage under the R&W Policy, then the Buyer Group shall seek to recover Damages related to such matter as follows: (a) first, seek to recover Damages directly from the Seller Parent up to the retention amount under the R&W Policy, to the extent that recovery is permitted under this Article VIII, (b) second, seek to recover Damages from the R&W Policy, to the extent that recovery therefrom is available, and (c) third, to the extent recovery is permitted under this Article VIII and not recovered under the R&W Policy, seek to recover Damages directly from the Seller Parent; provided, however, that attempts to collect such proceeds under the R&W Policy are not a precondition to the Buyer Group being awarded or collecting any Damages from the Seller Parent. If the Buyer Group later actually recovers amounts described in this Section 8.4(h) from the R&W Policy, then the Buyer Group shall pay to the Indemnifying Party such recovered amounts up to, but not to exceed, the amount of such Damages for which such Indemnified Party actually received indemnification pursuant to this Article VIII as promptly as practicable following the receipt of such recovered amounts.
Section 8.5    Procedure for Indemnification of Third-Party Claims.
(a)    Notice of Third-Party Claims. If any Action is filed or initiated by any third-party (a “Third-Party Claim”) against any party entitled to the benefit of indemnity under this Agreement (an “Indemnified Party”), written notice of such Third-Party Claim shall be given to the party owing indemnity (an “Indemnifying Party”) as promptly as practicable (and in any event within 15 days after the service of the citation or summons); provided, however, that the failure of any Indemnified Party to give timely notice shall not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure.
(b)    Defense and Settlement. If any Third-Party Claim is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, subject to the rights of the insurers under the R&W Policy, at its option (unless (i) the Indemnifying Party is also a party to such Third-Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnified Party has failed to assume the defense of the Third-Party Claim within 30 days after receipt of notice thereof), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (1) there is no finding or admission of any violation of applicable Law or the rights of any Person by the Indemnified Party (or any of its Affiliates or their respective directors, managers, officers, employees, shareholders, members, agents, or representatives) and no effect on any other claims that may be made against the Indemnified Party, and (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, then the Indemnifying Party will keep the Indemnified Party reasonably informed of the progress of the defense and any compromise or settlement of such claim and will consult with, when appropriate, and consider any reasonable advice from, the Indemnified Party with respect to any such defense, compromise, or settlement. If notice is given to an Indemnifying Party of the commencement of any Third-Party Claim and the Indemnifying Party does not, within 30 days after the Indemnified Party’s notice is given, elect to assume the defense of such Third-Party

Claim, the Indemnified Party shall have the right to assume the defense of such Third-Party Claim; provided, however, that the Indemnifying Party shall not be bound by any determination in respect of a Third-Party Claim so defended or be responsible to indemnify the Indemnified Party for any settlement effected without its consent (which may not be unreasonably withheld) unless the Indemnifying Party would not have any Liability resulting from such settlement. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party may participate at its own expense in such defense (including in any Actions regarding such Third-Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such defense.
(c)    Certain Limitations. Notwithstanding the foregoing, if (i) an Indemnified Party determines in good faith that there is a reasonable probability that a Third-Party Claim would materially and adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Party shall not be bound by any determination in respect of a Third-Party Claim so defended or be responsible to indemnify the Indemnified Party for any settlement effected without its consent (which may not be unreasonably withheld), and (ii) if a member of the Buyer Group is the Indemnified Party and it determines that the Damages that it (and the other members of the Buyer group, in the aggregate) may incur arising from or related to any Third-Party Claim could reasonably be expected to exceed the Indemnification Cap, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Party shall not be bound by any determination in respect of a Third-Party Claim so defended or be responsible to indemnify the Indemnified Party for any settlement effected without its consent (which may not be unreasonably withheld).
Section 8.6    Procedure for Indemnification of Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.
Section 8.7    Exclusive Remedy. From and after the Closing, the provisions of this Article VIII shall be the parties’ sole and exclusive remedy arising out of or resulting from this Agreement and the transactions contemplated hereby, except with respect to claims based on Fraud or for injunctive or other non-monetary relief pursuant to Section 9.13.
Section 8.8    Tax Treatment of Indemnity Payment. The parties shall treat any indemnity payments made pursuant to this Article VIII as an adjustment to the Purchase Price for all federal, state, local, and foreign Tax purposes (unless otherwise required by a Governmental Authority).
ARTICLE IX
GENERAL PROVISIONS
Section 9.1    Fees and Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary

Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.
Section 9.2    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing, signed on behalf of each party hereto.
Section 9.3    Waiver; Extension. Each of the Seller Parent and the Buyer may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
Section 9.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon written confirmation of receipt by e-mail (provided, that any autogenerated e-mail response will not be considered written confirmation of receipt), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to the Seller Parent, to:
The Kraft Heinz Company
200 East Randolph Street, Suite 7600
Chicago, IL 60601
Attention: Director of M&A
Email: Harrison.Seeman@kraftheinz.com

with a copy (which shall not constitute notice) to:

The Kraft Heinz Company
200 East Randolph Street, Suite 7600
Chicago, IL 60601
Attention: Global General Counsel & Corporate Secretary
    Deputy General Counsel, M&A
Email: Rashida.LaLande@kraftheinz.com

kijsa.phillips@kraftheinz.com
and
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention: Barbara Becker
Saee Muzumdar
E-mail: bbecker@gibsondunn.com
smuzumdar@gibsondunn.com
(ii)    if to the Buyer, to:
Hormel Foods Corporation
1 Hormel Place
Austin, MN 55912
Attention:
Fred Halvin
E-mail: fdhalvin@hormel.com
with a copy (which shall not constitute notice) to:

Hormel Foods Corporation
1 Hormel Place
Austin, MN 55912
Attention:
Michael Clausman
E-mail: mwclausman@hormel.com
with a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Michael A. Stanchfield
E-mail: mike.stanchfield@faegredrinker.com
Section 9.5    Interpretation.
(a)    When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Reference to any legislation or law or to any provision thereof shall include references to any such legislation or law as it may, after the date of this Agreement, from time to time, be amended, supplemented or re-enacted, and any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision. Time is of the essence in the performance of the parties’ respective obligations under this Agreement, and if any time period specified herein is extended, such extended time shall also be of the essence. Terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise. The words “ordinary course of business” are deemed to be followed by the words “consistent with past practices.” Any document which is required to be “delivered,” “provided” or “made available” to the Buyer pursuant to this Agreement shall be deemed to have been so delivered, provided or made available only if a copy of such document has been uploaded to the electronic documentation site established by the Sellers and hosted by Datasite and made viewable to Buyer and its Representatives by no later than 11:59 a.m. (Central Time) on the date hereof.
(b)    The parties acknowledge and agree that it is their intent that (i) the representations and warranties set forth in Article III apply and relate solely to the Business, in each case, regardless of which Seller conducts the Business as of the date hereof or as of the Closing Date (provided, for the avoidance of doubt, that the representations and warranties set forth in Article III do not apply or relate to the Retained Business), and (ii) that references to the Sellers in Article III should be read (x) to include all Sellers that engage in the Business or through which the Business is conducted and (y) to apply to each Seller individually with respect to the Business.
Section 9.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.
Section 9.7    Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and the Persons entitled to indemnification under Article VIII, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 9.9    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party and the Persons entitled to indemnification under Article VIII or its or their successors or assigns against any other party shall be brought exclusively in and determined by the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 9.10    Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be (x) disclosed only with respect to the representations and warranties in the sections or subsections (if any) of this Agreement so indicated in the Disclosure Schedule and (y) incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule, to the extent the applicability of such information and disclosure to such Disclosure Schedule is reasonably apparent on the face of such information or disclosure. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
Section 9.11    Personal Liability. This Agreement shall not create or be deemed to create or permit any personal Liability or obligation on the part of any direct or indirect equityholder of the Sellers (except to the extent that any Seller is a direct or indirect equityholder of another Seller) or the Buyer or any officer, director, employee, Representative or investor of any party hereto.

Section 9.12    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign any or all of its rights, interests and obligations hereunder to one or more of its Affiliates upon written notice to the Seller Parent, and in the event of such assignment, the Buyer will not be relieved of any obligation hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 9.13    Enforcement. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other relief afforded under the terms of this Agreement, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any Action to enforce the terms of this Agreement.
Section 9.14    Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
Section 9.15    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
Section 9.16    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 9.17    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Section 9.18    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.19    No Presumption Against Drafting Party. Each of the Buyer and the Seller Parent acknowledge that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
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IN WITNESS WHEREOF, the Seller Parent and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
THE KRAFT HEINZ COMPANY

By: /s/ Paulo Basilio___________________
Name: Paulo Basilio
Title: Chief Financial Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

    IN WITNESS WHEREOF, the Seller Parent and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
HORMEL FOODS CORPORATION

By: /s/ James P. Snee_______________________
Name: James P. Snee
Title: Chairman of the Board, President and
Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT